UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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VISTAPRINT N.V.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISTAPRINT N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Vistaprint N.V. will hold its 2014 Annual General Meeting of Shareholders:

on Wednesday, November 12, 2014
at 7:00 p.m. Central European Time
at the offices of Vistaprint N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

MATTERS TO BE ACTED UPON AT THE ANNUAL GENERAL MEETING:

(1) Reappoint Richard T. Riley to our Supervisory Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2018;

(2) Appoint Wilhelm G.A. Jacobs to our Management Board to serve for a term of four years ending on the date of our annual general meeting of shareholders in 2018;

(3) Following a discussion on the application of the remuneration policy over the fiscal year ended June 30, 2014, hold a non-binding, advisory “say on pay” vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables, and accompanying narrative disclosures in this proxy statement;

(4) Adopt our statutory annual accounts, as prepared in accordance with Dutch law, for the fiscal year ended June 30, 2014;

(5) Discharge the members of our Management Board from liability with respect to the exercise of their duties during the fiscal year ended June 30, 2014;

(6) Discharge the members of our Supervisory Board from liability with respect to the exercise of their duties during the fiscal year ended June 30, 2014;

(7) Authorize our Management Board, acting with the approval of our Supervisory Board, to repurchase up to 6,400,000 of our issued and outstanding ordinary shares (which represents approximately 20% of our 32.3 million shares outstanding as of June 30, 2014) until May 12, 2016 on the open market (including block trades that satisfy the safe harbor provisions of Rule 10b-18 pursuant to the United States Securities Exchange Act of 1934, or the Exchange Act), through privately negotiated transactions, or in one or more self-tender offers at prices per share between an amount equal to €0.01 and an amount equal to 120% of the market price of our ordinary shares on the NASDAQ Global Select Market, or NASDAQ, or any other securities exchange where our shares are then traded (the market price being deemed to be the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 10 trading days immediately preceding the date of repurchase, as reasonably determined by the Management Board);

(8) Amend our articles of association to change our name to Cimpress N.V.;

(9) Appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015; and

(10) Transact other business, if any, that may properly come before the meeting or any adjournment of the meeting.

Our Management Board and Supervisory Board have no knowledge of any other business to be transacted at the annual general meeting.

Shareholders of record at the close of business on October 15, 2014 are entitled to vote at the annual general meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please complete, sign, date, and promptly return the enclosed proxy card in the envelope that we or your bank or brokerage firm have provided. Your prompt response will ensure that your shares are represented at the annual general meeting. You can change your vote and revoke your proxy by following the procedures described in this proxy statement.

All shareholders are cordially invited to attend the annual general meeting.

By order of the Management Board,

/s/ Robert S. Keane

Chairman of the Management Board, President and
  Chief Executive Officer
October [___], 2014

VISTAPRINT N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on November 12, 2014

This proxy statement contains information about the 2014 Annual General Meeting of Shareholders of Vistaprint N.V., which we refer to in this proxy statement as the annual meeting or the meeting. We will hold the annual meeting on Wednesday, November 12, 2014 at the offices of Vistaprint N.V. at Hudsonweg 8, 5928 LW Venlo, the Netherlands. The meeting will begin at 7:00 p.m. Central European Time.

We are furnishing this proxy statement to you in connection with the solicitation of proxies by the Management Board of Vistaprint N.V. (which is also referred to as we, us, or Vistaprint in this proxy statement) for use at the annual meeting and at any adjournment of the annual meeting.

We are first mailing the Notice of Annual General Meeting, this proxy statement, and our Annual Report to Shareholders for the fiscal year ended June 30, 2014 on or about October [__], 2014.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual General Meeting of Shareholders:

This Proxy Statement and the 2014 Annual Report to Shareholders are available for viewing, printing and downloading at http://proxy.ir.vistaprint.com. In addition, our statutory annual accounts and accompanying annual report, as prepared in accordance with Dutch law and including biographical information about the candidates nominated for appointment as members of our Supervisory Board and our Management Board, are available at our offices at the address above and for viewing, printing, and downloading at http://proxy.ir.vistaprint.com.

We will furnish without charge a copy of this proxy statement and our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, as filed with the United States Securities and Exchange Commission, or SEC, to any shareholder who requests it in writing to Vistaprint N.V., c/o Vistaprint USA, Incorporated, Attention: Investor Relations, 95 Hayden Avenue, Lexington, MA 02421, USA. This proxy statement and our Annual Report on Form 10-K are also available on the SEC’s web site at www.sec.gov.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At the annual meeting, our shareholders will consider and act upon the nine proposals listed in the Notice of Annual General Meeting of Shareholders that appears on the first page of this proxy statement. Our Management Board and Supervisory Board are not aware of any other business to be transacted at the annual meeting.

Who can vote?

To be able to vote on the matters listed in the Notice of Annual General Meeting of Shareholders on the first page of this proxy statement, you must have held ordinary shares of Vistaprint at the close of business on October 15, 2014, which is the record date for the annual meeting. Shareholders of record at the close of business on October 15, 2014 are entitled to vote on each proposal at the meeting. The number of outstanding ordinary shares entitled to vote on each proposal at the meeting is [____________].

How many votes do I have?

Each ordinary share of Vistaprint that you owned on the record date entitles you to one vote on each matter that is voted on at the annual meeting.

Is my vote important?

Your vote is important regardless of how many ordinary shares you own. Please take a moment to read the instructions below, vote your shares, and submit your proxy as soon as possible to ensure that your shares are represented and voted at the annual meeting.

How do I vote?

If you are a holder of record and your shares are not held in “street name” by a bank or brokerage firm, you may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. For your vote to be counted at the meeting, our transfer agent, Computershare Trust Company, Inc., must receive your proxy no later than 4:00 p.m. Eastern Standard Time on the last business day before the meeting.

If your shares are held in street name by a bank or brokerage firm, then you will need to follow the directions your bank or brokerage firm provides to you in order to vote your shares. Many banks and brokerage firms offer the option of voting by mail, over the Internet, or by telephone, which will be explained in the voting instruction form you receive from your bank or brokerage firm.

The shares you own will be voted according to the instructions you return to Computershare Trust Company or your bank or brokerage firm. If you are a holder of record and sign and return the proxy card, but do not give any instructions on a particular matter to be voted on as described in this proxy statement, then the shares you own will be voted in accordance with the recommendations of our Management Board and Supervisory Board. The Management Board and Supervisory Board recommend that you vote FOR Proposals 1 - 9.

If you are a record holder and attend the annual meeting in person, then you may also vote in person. If you hold your shares in street name, then you must follow the instructions below under “How do I attend the meeting and vote in person?” if you wish to attend the meeting or vote in person.

Can I change my vote after I have mailed my proxy card?

Yes. If you are a holder of record and your shares are not held in street name, you can revoke your proxy and change your vote by doing any one of the following things:

•
signing another proxy card with a later date and delivering the new proxy card to our Chief Legal Officer at the offices of our subsidiary Vistaprint USA, Incorporated, 95 Hayden Avenue, Lexington, Massachusetts 02421 USA no later than 4:00 p.m. Eastern Standard Time on the last business day before the meeting;

•	delivering to our Chief Legal Officer written notice no later than 4:00 p.m. Eastern Standard Time on the last business day before the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

If your shares are held in street name by a bank or brokerage firm and you wish to revoke or change your voting instructions, then you must follow the directions you receive from your bank or brokerage firm.

Your attendance at the meeting alone will not revoke your proxy.

Can I vote if my shares are held in “street name”?

If the shares you own are held in street name by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. If you hold your shares in street name, then you must follow the instructions below under “How do I attend the meeting and vote in person?” if you wish to attend the meeting or vote in person.

How do I attend the meeting and vote in person?

If you wish to attend our annual meeting in Venlo, the Netherlands in person, please send our Chief Legal Officer written notice at the offices of our subsidiary Vistaprint USA, Incorporated, 95 Hayden Avenue, Lexington, Massachusetts 02421 USA no later than November 7, 2014. If you need directions to the meeting, please call Investor Relations at +1 781-652-6480.

If you wish to attend the meeting and your shares are held in street name by a bank or brokerage firm, then you must provide the written notice referenced above and also bring with you to the meeting an account statement or letter from your bank or brokerage firm showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the meeting. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record, i.e., your bank or brokerage firm.

What vote is required?

Under our articles of association, holders of at least one third of our outstanding ordinary shares must be represented at the annual meeting to constitute a quorum, and the following vote is required to approve each of the proposals described in this proxy statement:

•
Proposals 1 and 2 (appointments of a supervisory director and a managing director):  In accordance with our articles of association, our Supervisory Board adopted unanimous resolutions to make binding nominations of the candidates for supervisory director and managing director. Our shareholders may set aside either or both of these binding nominations only by a vote of at least two thirds of the votes cast at a meeting representing more than half of our share capital.

•
Proposal 3 (advisory “say on pay”):  This proposal requires the approval of a majority of votes cast at a meeting at which a quorum is present. This vote is non-binding and advisory in nature, but our Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

•	Proposals 4 through 9: These proposals require the approval of a majority of votes cast at a meeting at which a quorum is present.

For all proposals, Dutch law and our articles of association provide that ordinary shares represented at the meeting and abstaining from voting will count as shares present at the annual meeting but will not count for the purpose of determining the number of votes cast. Broker non-votes will not count as shares present at the annual meeting or for the purpose of determining the number of votes cast. “Broker non-votes” are shares that are held in street name by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

How will votes be counted?

Each ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or on a ballot voted in person at the annual meeting. Shares will not be voted in favor of a proposal if either the shareholder abstains from voting on a particular matter, or the shares are broker non-votes.

Who will count the votes?

Computershare Trust Company, Inc., our transfer agent, will count, tabulate, and certify the votes.

How do the Management Board and Supervisory Board recommend that I vote on the proposals?

The Management Board and Supervisory Board recommend that you vote FOR all of the proposals listed in the Notice of Annual General Meeting of Shareholders on the first page of this proxy statement.

Will any other business be conducted at the meeting or will other matters be voted on?

Our Management Board and Supervisory Board do not know of any other matters that may come before the meeting. If any other matter properly comes before the meeting, then, to the extent permitted by applicable law, the persons named in the proxy card that accompanies this proxy statement may exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

Within four business days after the annual meeting, we will report the voting results on a Current Report on Form 8-K that we will file with the SEC.

How and when may I submit a shareholder proposal, including a shareholder nomination for supervisory director, for the 2015 annual general meeting?

Because we are a Dutch limited company whose shares are traded on a U.S. securities exchange, both U.S. and Dutch rules and timeframes apply if you wish to submit a candidate to be considered for election to our Supervisory Board at our 2015 annual general meeting or if you wish to submit another kind of proposal for consideration by shareholders at our 2015 annual general meeting.

Under our Dutch articles of association, if you are interested in submitting a proposal, you must fulfill the requirements set forth in our articles of association, including satisfying both of the following criteria:

•	We must receive your proposal at our registered offices in Venlo, the Netherlands as set forth below no later than 60 days before the 2015 annual general meeting, and

•	The number of ordinary shares you hold must equal at least 3% of our issued share capital.

Under our articles of association, shareholders do not have the right to nominate or appoint their own candidates for supervisory director directly, but if you submit information about a potential candidate for supervisory director to our Nominating and Corporate Governance Committee, as described in the section of this proxy statement entitled “Supervisory Director Nomination Process,” then our Nominating and Corporate Governance Committee will consider whether he or she is appropriate for nomination to our Supervisory Board.

Under U.S. securities laws, if you wish to have a proposal included in our proxy statement for the 2015 annual general meeting, then in addition to the above requirements, you also need to follow the procedures outlined in Rule 14a-8 of the Exchange Act, and the deadline for submitting your proposal to us is earlier than the deadline specified above: For your proposal to be eligible for inclusion in our 2015 proxy statement, we must receive your proposal at our registered offices in Venlo, the Netherlands as set forth below no later than June 23, 2015.

Any proposals, nominations or notices under our articles of association or pursuant to Rule 14a-8 should be sent to:

Secretary, Vistaprint N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

With a copy to:
Chief Legal Officer
Vistaprint USA, Incorporated
95 Hayden Avenue
Lexington, MA 02421
USA

What are the costs of soliciting these proxies?

We will bear the costs of solicitation of proxies. We have retained Alliance Advisors for a fee of $8,500 plus expenses to assist us in soliciting proxies from our shareholders and to verify certain records relating to the solicitation. We and our supervisory directors, officers, and selected other employees may also solicit proxies by mail, telephone, e-mail, or other means of communication. Supervisory directors, officers, and employees who help us in soliciting proxies will not be specially compensated for those services, but they may be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their solicitation. We will request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of our ordinary shares that they hold in their names and will reimburse these entities for their out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to shareholders may be sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations, Vistaprint, 95 Hayden Avenue, Lexington, MA 02421, USA, telephone no. +1 781-652-6480. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder if you hold your shares in street name, or you may contact us at the above address or telephone number if you are a holder of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our ordinary shares as of September 4, 2014 by:

•	each shareholder we know to own beneficially more than 5% of our outstanding ordinary shares;

•	each member of, and nominee for appointment to, our Supervisory Board;

•	our named executive officers who are listed in the Summary Compensation Table in this proxy statement; and

•	all of our supervisory directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Ordinary Shares Beneficially Owned(2)	Percent of Ordinary Shares Beneficially Owned(3)
Brave Warrior Advisors, LLC(4)	3,352,340	10.3%
12 East 49th Street, 14th Floor
New York, NY 10017 USA

Capital World Advisors(5)	1,860,000	5.7
333 South Hope Street
Los Angeles, CA 90071 USA

Janus Capital Management LLC(6)	3,777,945	11.7
151 Detroit Street
Denver, CO 80206 USA

Prescott General Partners LLC(7)	4,316,300	13.3
2200 Butts Road, Suite 320
Boca Raton, FL 33431 USA

Wasatch Advisors, Inc.(8)	2,345,943	7.2
505 Wakara Way
Salt Lake City, UT 84108 USA

Executive Officers, Supervisory Directors, and Nominees for Supervisory Director
Robert S. Keane(9)(10)	3,498,281	10.2

Katryn S. Blake(10)	114,909	*

Paolo De Cesare(10)	7,741	*

John J. Gavin, Jr.(10)	60,128	*

Peter Gyenes(10)(11)	42,533	*

Donald R. Nelson(10)	117,057	*

Eric C. Olsen(10)	10,241	*

George M. Overholser(10)	94,229	*

Richard T. Riley(10)	67,092	*

Ernst J. Teunissen(10)	92,780	*

Mark T. Thomas(10)(12)	39,621	*

Hauke K.U. Hansen(10)(13)	33,020	*

All executive officers and supervisory directors as a group (12 persons) (14)	4,177,632	12.0%
_____________

*	Less than 1%

(1)	Unless otherwise indicated, the address of each supervisory director and executive officer listed is c/o Vistaprint, Hudsonweg 8, 5928 LW Venlo, the Netherlands.

(2)
For each person or entity in the table above, the “Number of Shares Beneficially Owned” column may include ordinary shares attributable to the person or entity because of that holder’s voting or investment power or other relationship. The number of ordinary shares beneficially owned by each person or entity included in this table is determined under rules promulgated by the SEC. Under these rules, a person or entity is deemed to have “beneficial ownership” of any shares over which that person or entity has or shares voting or investment power, plus any shares that the person or entity may acquire within 60 days of September 4, 2014 (i.e., November 3, 2014), including through the exercise of share options or through the vesting of restricted share units. Unless otherwise indicated, each person or entity referenced in the table has sole voting and investment power over the shares listed or shares such power with his or her spouse. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named shareholder.

(3)
The percentage ownership for each shareholder on September 4, 2014 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 32,418,882, the number of ordinary shares outstanding on September 4, 2014, plus any shares issuable to the shareholder within 60 days after September 4, 2014 (i.e., November 3, 2014), including restricted share units that vest and share options that are exercisable on or before November 3, 2014.

(4)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on May 12, 2014.

(5)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 13, 2014.

(6)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 14, 2014.

(7)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 14, 2014.

(8)	This information is based solely upon a Schedule 13G/A that the shareholder filed with the SEC on February 13, 2014.

(9)
Includes an aggregate of (i) 1,487,930 shares held by irrevocable discretionary trusts and other entities established for the benefit of Mr. Keane or members of his immediate family, or the Trusts, and (ii) 107,181 shares held by a charitable entity established by Mr. Keane and his spouse. Trustees who are independent of Mr. Keane or his spouse hold exclusive voting and investment power with respect to the ordinary shares owned by the Trusts and the ordinary shares issuable pursuant to share options and restricted share units held by the Trusts; Mr. Keane and his spouse do not hold such power with respect to the Trusts. Mr. Keane and his spouse share voting and investment power with respect to the shares held by the charitable entity. Mr. Keane and his spouse disclaim beneficial ownership of the shares, share options and restricted share units held by the Trusts and the charitable entity except to the extent of their pecuniary interest therein.

(10)
Includes the number of shares listed below that each executive officer and supervisory director has the right to acquire under share options and restricted share units that vest on or before November 3, 2014:

     • Mr. Keane: 1,903,170 shares, held by the Trusts
     • Ms. Blake: 84,827 shares
     • Mr. De Cesare: 4,201 shares
     • Mr. Gavin: 36,365 shares
     • Mr. Gyenes: 26,994 shares
     • Dr. Hansen: 6,594 shares
     • Mr. Nelson: 76,992 shares
     • Mr. Olsen: 4,201 shares
     • Mr. Overholser: 15,414 shares
     • Mr. Riley: 24,347 shares
     • Mr. Teunissen: 73,102 shares
     • Mr. Thomas: 13,444 shares

(11)	Includes 14,727 shares owned by a trust of which Mr. Gyenes is the sole trustee.

(12)
Includes 2,500 shares owned by a family limited liability company of which Mr. Thomas is a manager. Mr. Thomas disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)	Dr. Hansen is no longer an executive officer effective in June 2014.

(14)
Includes a total of 2,269,651shares that all of our current executive officers and supervisory directors have the right to acquire under share options and restricted share units that vest on or before November 3, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our supervisory directors, executive officers, and the holders of more than 10% of our ordinary shares, referred to as reporting persons, to file reports with the SEC disclosing their ownership of and transactions in our ordinary shares and other equity securities. SEC regulations also require these reporting persons to furnish us with copies of all such reports that they file.

Due to an administrative error by Vistaprint and Robert Keane's brokerage firm, Mr. Keane failed to report two sales of Vistaprint shares in August 2013 pursuant to a Rule 10b5-1 automatic trading plan, for a total of 65,000 shares sold. These sales were subsequently reported on a Form 5 filed on August 12, 2014.

PROPOSAL 1 - REAPPOINT RICHARD T. RILEY TO OUR SUPERVISORY BOARD

The seven members of our Supervisory Board serve for rotating four-year terms:

•	Richard T. Riley's term expires at this 2014 annual general meeting, and we are asking our shareholders to reappoint him.

•	The terms of Peter Gyenes and Eric C. Olsen expire at our 2015 annual general meeting.

•	The terms of Paolo De Cesare and Mark T. Thomas expire at our 2016 annual general meeting.

•	The terms of John J. Gavin, Jr. and George M. Overholser expire at our 2017 annual general meeting.

None of the members of our Supervisory Board is an employee of Vistaprint.

Under Dutch law and our articles of association, our Supervisory Board has the right to make binding nominations for open positions on the Supervisory Board. In accordance with the recommendation of the Nominating and Corporate Governance Committee of the Supervisory Board and pursuant to the invitation of our Management Board, the Supervisory Board has adopted a unanimous resolution to make a binding nomination of Richard T. Riley to serve as a supervisory director for a term of four years ending on the date of our annual general meeting of shareholders in 2018. The Supervisory Board recommends that shareholders vote for the reappointment of Mr. Riley because of his extensive experience leading companies as a chief executive officer and board member. Mr. Riley also serves on the Audit Committee and Nominating and Corporate Governance Committee of the Supervisory Board.

The persons named in the enclosed proxy card will vote to reappoint Mr. Riley as a member of our Supervisory Board, unless you withhold authority to vote for his reappointment by marking the proxy card to that effect. Mr. Riley has indicated his willingness to serve if appointed. You can find more information about Mr. Riley and the other members of our Supervisory Board in the section of this proxy statement entitled “INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND EXECUTIVE OFFICERS.”

The Management Board and Supervisory Board recommend that you vote FOR the reappointment of Mr. Riley as a member of our Supervisory Board.

PROPOSAL 2 - APPOINT WILHELM G.A. JACOBS TO OUR MANAGEMENT BOARD

As a Dutch company, we have a two-tiered board structure consisting of a Supervisory Board, composed of our independent, non-employee supervisory directors, and a Management Board, composed of members of our senior management team. The principal responsibility of the members of the Management Board is to manage Vistaprint, which means, among other things, that it is responsible for implementing Vistaprint’s aims and strategy, managing Vistaprint’s associated risk profile, operating Vistaprint’s business on a day-to-day basis, and addressing corporate social responsibility issues that are relevant to Vistaprint. The Management Board is accountable to the Supervisory Board and to our shareholders.

Our Management Board currently consists of four members who serve as managing directors for four-year terms:

•	The term of Robert S. Keane, our President, Chief Executive Officer, and Chairman of the Management Board, expires at our 2017 annual general meeting.

•	The term of Katryn S. Blake, our Executive Vice President and President, Vistaprint Business Unit, expires at our 2015 annual general meeting.

•	The term of Donald R. Nelson, our Executive Vice President and President, Orion Software and Manufacturing Platform, expires at our 2015 annual general meeting.

•	The term of Ernst J. Teunissen, our Executive Vice President and Chief Financial Officer, expires at our 2015 annual general meeting.

We are asking our shareholders to appoint Wilhelm G.A. Jacobs as a member of our Management Board. The Supervisory Board recommends that shareholders vote for the appointment of Mr. Jacobs because of his extensive executive experience in manufacturing, supply chain and engineering leadership roles, and because of his central role in building our common operational platform.

WILHELM ("WILL") G.A. JACOBS, Senior Vice President, Manufacturing & Supply Chain

Mr. Jacobs, age 49, has served as our Senior Vice President, Manufacturing & Supply Chain since June 2014. Mr. Jacobs previously served as our Senior Vice President and General Manager of Columbus, a major engineering and product development program, from July 2013 to June 2014; as Senior Vice President, Manufacturing Supply Chain Operations from July 2012 to June 2013; and as Vice President, Plant Director from May 2011 to December 2012. Before joining Vistaprint, Mr. Jacobs served as Vice President, Operations Industrial Adhesives EMEA of Henkel from January 2008 to April 2011. Mr. Jacobs received an Executive MBA at Henly College in the UK, an MSc IT at de Montfort University in the UK, and Bachelor ICT at Hogeschool Breda in the Netherlands.

Under Dutch law and our articles of association, our Supervisory Board has the right to make binding nominations for open positions on the Management Board. In accordance with the recommendation of the Nominating and Corporate Governance Committee of the Supervisory Board and pursuant to the invitation of our Management Board, the Supervisory Board has adopted a unanimous resolution to make a binding nomination of Mr. Jacobs to serve as a managing director for a term of four years ending on the date of our annual general meeting of shareholders in 2018.

The persons named in the enclosed proxy card will vote to appoint Mr. Jacobs as a member of our Management Board, unless you withhold authority to vote for his appointment by marking the proxy card to that effect. Mr. Jacobs has indicated his willingness to serve if appointed.

The Management Board and Supervisory Board recommend that you vote FOR the appointment of Mr. Jacobs as a member of our Management Board.

PROPOSAL 3 - ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the annual meeting, we are asking our shareholders to approve the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, or CD&A, executive compensation tables, and accompanying narrative disclosures in this proxy statement. This is an advisory vote, meaning that this proposal is not binding on us, but our Compensation Committee values the opinions expressed by our shareholders and will carefully consider the outcome of the shareholder vote when making future compensation decisions for our named executive officers.

Please carefully read the CD&A section of this proxy statement, including the Executive Overview. As you cast your vote on this proposal, we would like you to consider the following compensation program highlights, which are described in more detail in CD&A. Our executive compensation program has not changed significantly since fiscal 2012.

•
In 2012, we reached out to our major shareholders to solicit their input on the proposed redesign of the long-term incentive compensation of our executive officers. In 2013 and 2014, we conducted a similar process of reaching out to major shareholders because we believe that our collaborations with shareholders have been successful and have helped foster a better understanding and input into our compensation program by our shareholders.

•
We redesigned the long-term incentive compensation of our executive officers in fiscal 2012 to emphasize premium-priced share options with an exercise price of $50.00 per share, which was significantly higher than the fair market value of our ordinary shares on the grant dates. In addition, Robert Keane, our Chief Executive Officer, may not exercise these options unless our share price on NASDAQ is at least $75.00 on the exercise date. Because the value of these premium-priced options represents the total approximate value of all long-term incentive awards that Mr. Keane would have received over a four-year period and the total approximate value of all traditional share options that our other executive officers would have received over a four-year period, our Supervisory Board has passed resolutions that, until fiscal 2016 at the earliest, we will not grant any additional long-term incentive award in any form to Mr. Keane or any additional share options to our other current executive officers.

•
For fiscal 2014, the Compensation Committee did not increase Mr. Keane’s compensation over his fiscal 2013 levels in order to maintain his annual cash compensation level at the 50th percentile of our primary peer group.

•
We pay our executive officers based on Vistaprint’s performance. For fiscal 2014, 92% of our Chief Executive Officer’s total compensation was at risk, including an annualized portion of his multi-year, premium-priced share options. In addition, the Compensation Committee exercised its negative discretion to reduce all of our executive officers' payouts under their annual cash incentive awards for fiscal 2014 because the Committee believed that Vistaprint's 2014 performance did not support the higher payout percentage as calculated in accordance with the 2014 award agreements.

•
As a result of our shareholders’ feedback in our 2011 “say on pay” vote, our Compensation Committee decided that, after August 1, 2012, we will no longer include excess parachute payment tax gross-up provisions in the executive retention agreements that we enter into with our future executives.

As required by Dutch law, we have a shareholder-approved Remuneration Policy that applies to our Management Board members, which you can find on the Corporate Governance page in the Investor Relations section of www.vistaprint.com, and the compensation of our named executive officers is in accordance with the Remuneration Policy. This agenda item provides, pursuant to Section 2:135(5a) of the Dutch Civil Code, for a discussion regarding the implementation of the remuneration policy for the Management Board. The discussion takes place on the basis of the information referred to in Section 2:383c up to and including Section 2:383e of the Dutch Civil Code, as included in the explanatory notes to the financial statements included in our Dutch statutory annual accounts for the fiscal year ended June 30, 2014. This advisory vote on executive compensation does not amend the Remuneration Policy in any way.

In 2011, a majority of our shareholders voted to hold the advisory vote to approve our executive compensation on an annual basis. Therefore, we intend to put forth at each annual general meeting of shareholders an advisory vote on the compensation of our named executive officers for the immediately preceding fiscal year.

Our Management Board and Supervisory Board recommend that you vote FOR the approval of the compensation of our named executive officers, as described in this proxy statement.

PROPOSAL 4 - ADOPT OUR ANNUAL ACCOUNTS

At the annual meeting, we are asking you to confirm and adopt our Dutch statutory annual accounts, or Annual Accounts, for the fiscal year ended June 30, 2014, which are our audited consolidated financial statements prepared in accordance with Dutch law. As a Dutch company, we are required by Dutch law and our articles of association to prepare the Annual Accounts and submit them to our shareholders for confirmation and adoption. Our Annual Accounts are different from our audited financial statements contained in our Annual Report on Form 10-K for the year ended June 30, 2014 that were prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP, as required by United States law and NASDAQ listing standards for companies with securities listed on U.S. stock markets.

The Annual Accounts contain some disclosures that are not required under U.S. GAAP. In addition, the report of our Management Board that accompanies the Annual Accounts contains information included in this proxy statement and our Annual Report on Form 10-K, as well as other information required by Dutch law.

It is important that our shareholders adopt our Annual Accounts because it is a Dutch law requirement and also because we are not permitted under Dutch law to take certain corporate actions unless our Annual Accounts are adopted.

You can access a copy of the Annual Accounts through our website at http://proxy.ir.vistaprint.com or by sending a written request to:

Investor Relations
c/o Vistaprint USA, Incorporated
95 Hayden Avenue
Lexington, MA 02421
USA

Our Management Board and Supervisory Board recommend that you vote FOR the confirmation and adoption of the Annual Accounts.

PROPOSALS 5 AND 6 - DISCHARGE OUR MANAGEMENT BOARD AND
SUPERVISORY BOARD FROM CERTAIN LIABILITY

At the annual meeting, as permitted under Dutch law and customary for Dutch companies, we are asking you to discharge the members of our Management Board and Supervisory Board from liability with respect to the exercise of their management and supervisory duties during our fiscal year ended June 30, 2014. If our shareholders approve this discharge of liability, then our Management Board and Supervisory Board members will not be liable to Vistaprint for actions that they took on behalf of the company in the exercise of their duties during fiscal 2014. However, the discharge does not apply to matters that are not disclosed to our shareholders, and it does not affect the liability, if any, of our Management Board and Supervisory Board to our shareholders. The discharge is also subject to the provisions of Dutch laws relating to liability upon bankruptcy.

Our Management Board and Supervisory Board recommend that you vote FOR the discharge of the members of our Management Board and Supervisory Board from liability as described above.

PROPOSAL 7 - RENEW OUR AUTHORIZATION TO REPURCHASE SHARES

Under Dutch law and our articles of association, our shareholders may authorize our Management Board, with the approval of our Supervisory Board and subject to certain Dutch statutory provisions, to repurchase outstanding shares on our behalf in an amount, at prices, and in the manner authorized by the shareholders. This authorization will give us the flexibility to repurchase our ordinary shares without the expense of calling further general meetings of shareholders. Under Dutch law and our articles of association, a shareholder authorization to repurchase shares may not continue for more than 18 months, but may be given on a rolling basis. On November 7, 2013, we received authorization from our shareholders to repurchase up to 6,500,000 of our issued and outstanding ordinary shares on the open market, through privately negotiated transactions, or in one or more self-tender offers at prices per share between an amount equal to € 0.01 (or the U.S. dollar equivalent) and an amount equal to 120% of the market price of our ordinary shares on NASDAQ. As of June 30, 2014, we have repurchased 1,044,136 ordinary shares under this authority. We are now seeking a renewal of our authorization to repurchase our ordinary shares.

Our Management Board believes that we would benefit from a renewal of the grant of authority to repurchase our ordinary shares. If the Management Board believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us and our shareholders. Our Management Board, with the prior approval of our Supervisory Board and within the parameters described in this proposal, would determine the number of shares repurchased, if any, and the timing and manner of any repurchases in light of prevailing market conditions, our available resources, and other factors that we cannot now predict. The repurchased shares could be used for any valid corporate purpose, including the issuance of shares under our equity compensation plans or for acquisitions, mergers or similar transactions. The reduction in our issued and outstanding shares resulting from any repurchases would increase the proportionate interest of the remaining shareholders in whatever future profits we may earn. Under Dutch law, the number of our ordinary shares that we or our subsidiaries hold may never exceed 50% of the total number of our issued and outstanding shares.

In order to provide us with maximum flexibility, we propose that our shareholders grant the Management Board, acting with the approval of our Supervisory Board, authority to repurchase up to 6,400,000 of our issued and outstanding ordinary shares (which represents approximately 20% of the 32.3 million shares outstanding as of June 30, 2014) on the open market (including block trades that satisfy the safe harbor provisions of Rule 10b-18 pursuant to the Exchange Act), through privately negotiated transactions, or in one or more self-tender offers at prices per share between an amount equal to €0.01 and an amount equal to 120% of the market price of our ordinary shares on NASDAQ or any other securities exchange where our shares are then traded (the market price being deemed to be the average of the closing price on each of the consecutive days of trading during a period no shorter than one trading day and no longer than 10 trading days immediately preceding the date of repurchase, as reasonably determined by the Management Board). This authority would begin on the date of the annual meeting and extend for 18 months until May 12, 2016.

An authorization to repurchase up to 6,400,000 of our issued and outstanding ordinary shares would not necessarily mean that we will repurchase this amount over the authorization period. We may choose to repurchase fewer than all of the shares authorized or none at all, and we are seeking this authorization to have the flexibility to make repurchases if we believe doing so would be in the best interests of Vistaprint and our shareholders. Our Supervisory Board and Management Board will analyze many factors relating to a repurchase decision, including share price relative to our anticipated future cash flows, our ability to use operating cash flow or debt to repurchase the shares while taking into account our debt covenants and other uses for our cash or debt capacity, general shareholder concentration, and liquidity concerns, as well as other items.

If our shareholders do not approve this proposal, then we intend to continue to make share repurchases, if any, under the previous authorization that our shareholders approved at our November 7, 2013 annual general meeting, which will expire on May 7, 2015. If our shareholders do approve this proposal, then the repurchase authorization described in this proposal will replace the November 2013 repurchase authorization, and we will make any future share repurchases pursuant to this new authorization.

Our Management Board and Supervisory Board recommend that you vote FOR the authorization of the Management Board and Supervisory Board to repurchase our issued and outstanding ordinary shares as described above.

PROPOSAL 8 - CHANGE OUR COMPANY NAME TO CIMPRESS N.V.

Our Management Board proposes to amend our articles of association to change our company name from Vistaprint N.V. to Cimpress N.V., and our Supervisory Board has approved this proposal in accordance with our articles of association. Although Vistaprint currently remains our largest and most important brand for micro business marketing products and services, in recent years we have acquired several other brands that serve the needs of various market segments, and there has been increasing divergence between Vistaprint the brand and customer value proposition and Vistaprint the corporation. We believe that our capabilities in mass customization constitute a key competitive advantage, relevant across our multiple brands. We define “mass customization” as producing, with the reliability, quality, and affordability of mass production, small individual orders where each one embodies the personal relevance inherent to customized physical products. We are seeking to change our corporate name to Cimpress N.V. to reflect and help articulate our strategy and ambition to build the world’s leading mass customization platform that we market via multiple, differentiated brands, including our current and future acquired brands and the Vistaprint brand.

If our shareholders approve this proposal, then the amendment to our articles of association will be effected by the execution of a notarial deed of amendment to the articles of association by a Dutch civil-law notary shortly after the annual meeting. By voting in favor of this proposal, our shareholders designate each member of our Management Board and each civil-law notary, junior civil-law notary, notarial assistant, and each lawyer working at Stibbe, our Dutch law firm, to have the notarial deed executed. If our shareholders approve this proposal, then we will also change our NASDAQ stock ticker symbol to CMPR, and the corporate website of Vistaprint N.V., including our investor relations site, will move to www.cimpress.com. We will continue to use our existing URLs for our customer facing brands, including the Vistaprint brand.

Our Management Board and Supervisory Board recommend that you vote FOR the amendment to our articles of association to change our name to Cimpress N.V.

PROPOSAL 9 - APPOINT OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the fiscal year ending June 30, 2015 with respect to our financial statements prepared in accordance with U.S. generally accepted accounting principles, and we are asking our shareholders to appoint PwC as the statutory auditor of Vistaprint N.V. in the Netherlands. We do not expect that PwC or Ernst & Young LLP, our independent registered public accounting firm for fiscal 2014, will attend the annual meeting or be available to answer questions.

We believe it is good practice to review our selection of auditors from time to time, and during the summer of 2014, we engaged in a rigorous request for proposal process with the participation of several auditing firms, including PwC and our previous independent registered public accounting firm, Ernst & Young. Upon reviewing the proposals we received in this process, our Audit Committee selected PwC based on a number of criteria, including PwC's expertise in complex technical accounting areas that relate to our business, as well as competitive fees, and dismissed Ernst & Young. The reports of Ernst & Young as of and for our consolidated financial statements for the years ended June 30, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended June 30, 2014 and 2013, and through August 15, 2014, there were no (a) disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst

& Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter thereof in connection with its reports for such years; or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

Our Management Board and Supervisory Board recommend that you vote FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees and expenses billed for services rendered by Ernst & Young LLP, our independent registered public accounting firm for the fiscal years ended June 30, 2014 and June 30, 2013. The amounts reported for each fiscal year represent the fees and expenses for services rendered during the applicable fiscal year, regardless of when the fees and expenses were billed.

	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$2,196,600	$1,256,885
Audit-Related Fees(2)	31,300	17,300
Tax Fees(3)	373,300	1,362,900
All Other Fees	—	—
Total Fees	$2,601,200	$2,637,085
_____________

(1)
Audit fees and expenses consisted of fees and expenses billed for the audit of our financial statements for the years ended June 30, 2014 and 2013, statutory audits of Vistaprint N.V. and certain of our subsidiaries, quarterly reviews of our financial statements, and the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the U.S. Sarbanes-Oxley Act. The audit fees and expenses for fiscal 2014 reflect the impact of two acquisitions as well as fees for other non-recurring transactions.

(2)
Audit-related fees and expenses consisted of fees and expenses for services that are reasonably related to the performance of the audit and the review of our financial statements and that are not reported under “Audit Fees.” These services relate principally to consultations regarding financial accounting and reporting matters and fees for access to certain online accounting reference applications.

(3)
Tax fees and expenses consisted of fees and expenses for tax compliance (including tax return preparation), tax advice, tax planning and consultation services. Tax compliance services (assistance with tax returns, tax audits and appeals) accounted for $210,725 and $265,000 of the total tax fees in fiscal 2014 and 2013, respectively.

Audit Committee’s Pre-approval Policy and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our registered public accounting firm. We may not engage the independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. From time to time, the Audit Committee pre-approves services that are expected to be provided to Vistaprint by the independent registered public accounting firm during the following 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also subject to a maximum dollar amount. At regularly scheduled meetings of the Audit Committee, management or the independent registered public accounting firm report to the Audit Committee regarding services actually provided to Vistaprint.

During fiscal 2014, Ernst & Young LLP did not provide any other services to Vistaprint other than in accordance with the pre-approval policies and procedures described above.

OTHER MATTERS

Our Management Board and Supervisory Board do not know of any other matters that may come before the annual meeting. However, if any other matters are properly presented to the annual meeting, then, to the extent permitted by applicable law, the persons named as proxies may vote, or otherwise act, in accordance with their judgment on such matters.

INFORMATION ABOUT OUR SUPERVISORY DIRECTORS AND EXECUTIVE OFFICERS

Our Supervisory Board:

Our Supervisory Board currently consists of seven independent, non-employee supervisory directors.

Nominee for Member of our Supervisory Board whose term expires at this 2014 Annual General Meeting:

RICHARD T. RILEY, Director since February 2005 and Chairman of the Supervisory Board since August 2009

Mr. Riley, age 58, served in various capacities at LoJack Corporation, a publicly traded corporation and provider of tracking and recovery systems, during the period from 2005 until 2013, including Chairman of the Board of Directors from November 2006 to May 2012; Chief Executive Officer from November 2006 to February 2008 and again from May 2010 to November 2011; and President, Chief Operating Officer and a director from February 2005 through November 2006 and again from May 2010 to November 2011. Mr. Riley also serves on the board of Dorman Products, Inc., a publicly traded corporation and supplier of original equipment automotive replacement parts. From 1997 through 2004, Mr. Riley held a variety of positions with New England Business Service, Inc., a publicly traded corporation and provider of products and services to small businesses, most recently serving as Chief Executive Officer, President, Chief Operating Officer and director. Mr. Riley serves on the supervisory boards of Vistaprint N.V. and Vistaprint B.V., a wholly owned Dutch subsidiary of Vistaprint. Mr. Riley brings to the Supervisory Board his extensive experience of leading companies as a chief executive officer and board member.

Members of our Supervisory Board whose terms will expire at our 2015 annual general meeting:

PETER GYENES, Director since February 2009

Mr. Gyenes, age 69, has served as the Chairman of Sophos Plc, a global security software company, since May 2006 and as its Lead Independent Director since September 2012. Mr. Gyenes served as Chairman and Chief Executive Officer of Ascential Software and its predecessor companies VMark Software, Ardent Software and Informix from 1996 until it was acquired by IBM in April 2005. Mr. Gyenes also currently serves on the boards of Pegasystems Inc., a provider of business process management software and services; Intralinks Holdings, Inc., a provider of shared document and information exchanges; EnerNoc Inc., a provider of energy management solutions; and RealPage, Inc., a provider of property management software solutions for the multifamily industry. Mr. Gyenes previously served on the boards of, among other companies, Netezza Corporation, a provider of data warehouse appliances from February 2008 to November 2010 when it was acquired by IBM, and Lawson Software, Inc., a provider of software and service solutions in the manufacturing, distribution, maintenance and service sector industries, from May 2006 to July 2011 when it was acquired by GGC Software Holdings, Inc. He is a trustee emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes brings to the Supervisory Board his broad experience in leading companies as chief executive officer and board member and his deep expertise on executive compensation matters through his service on several compensation committees.

ERIC C. OLSEN, Director since March 2013

Mr. Olsen, age 50, has served since August 1999 in various executive capacities at Lafarge, a publicly traded world leader in building materials with annual revenues of approximately €15 billion.  His current role is Executive Vice President, Operations since September 2013, and immediately prior, he served as Executive Vice President, Organization and Human Resources since 2007.  Mr. Olsen was previously Chief Executive Officer and Executive Vice President of Lafarge North America in the United States (formerly NYSE LAF), and President, Northeast Cement Region and Senior Vice President, Purchasing of Lafarge North America in Canada. Previously, Mr. Olsen served as a Partner at Trinity Associates, a management consulting firm, from 1993 to 1999. A certified public accountant, he started his career as a senior accountant at Deloitte & Touche in New York.  Mr. Olsen holds a Bachelor of Science degree in finance and accounting from the University of Colorado, USA, and an MBA from the HEC international business school in Paris, France. Mr. Olsen brings to the Supervisory Board his varied executive experience in international business, his strong background in executive talent development and executive compensation, and his expertise in finance within an international business context.

Members of our Supervisory Board whose terms will expire at our 2016 annual general meeting:

PAOLO DE CESARE, Director since March 2013

Mr. De Cesare, age 54, has served as Chief Executive Officer of Printemps Department Store Paris, a retailer dedicated to fashion and luxury brands with department stores in France, since September 2007. Previously, Mr. De Cesare served in various executive capacities at Procter & Gamble from 1983 to 2007, most recently as President of Procter & Gamble Global Skin Care and, prior to that, as Vice President of Procter & Gamble Far East and President Max Factor KK, the Cosmetic division of Procter in Japan. Mr. De Cesare also served on the board of Indesit Company, a publicly traded company and leading European manufacturer and distributor of domestic appliances, from 2009 until 2013. Mr. De Cesare earned his undergraduate degree in Business and Economics from Università degli Studi di Roma La Sapienza in Italy. Mr. De Cesare brings to the Supervisory Board his strong knowledge of brand and marketing strategy, his international business experience and perspective, and his operational, executive and board experience in a variety of roles worldwide.

MARK T. THOMAS, Director since November 2009

Mr. Thomas, age 60, has served as a Founder and Partner of Monitor Clipper Partners, a middle market private equity firm, since December 1997 and also serves as a member of Monitor Clipper Partners’ Investment Committee and as a director of several of its portfolio companies. In addition, Mr. Thomas was a co-founder of Monitor Company Group LP, a global strategy and marketing consulting firm, where he served in various leadership positions from 1983 to November 2012. In November 2012, Monitor Company Group LP entered into a Section 363 process under Chapter 11 of the U.S. Bankruptcy Code to sell its assets to Deloitte Consulting. The transaction was consummated in January 2013. Mr. Thomas serves on the supervisory boards of Vistaprint N.V. and Vistaprint B.V., a wholly owned Dutch subsidiary of Vistaprint. Mr. Thomas brings to the Supervisory Board his extensive strategy, investment and international experience, which includes 30 years of building companies, serving on boards and providing advice to top executives on strategic matters.

Members of our Supervisory Board whose terms will expire at our 2017 annual general meeting:

JOHN J. GAVIN, Jr., Director since August 2006

Mr. Gavin, age 58, serves on the supervisory boards of Vistaprint N.V. and Vistaprint B.V., a wholly owned Dutch subsidiary of Vistaprint. Mr. Gavin also serves on the boards of Qlik Technologies Inc., a provider of business intelligence solutions; BroadSoft, Inc., a global provider of residential and business Voice over IP applications; Varonis Systems, a provider of data governance solutions for unstructured data; and Silversky, a provider of cloud based security software. Mr. Gavin previously served as Chief Financial Officer of BladeLogic, Inc., a provider of data center automation software, from January 2007 through June 2008, when it was acquired by BMC Software; as Chief Financial Officer of Navisite, Inc., a provider of information technology hosting, outsourcing and professional services, from April 2004 through December 2006; and as the Senior Vice President and Chief Financial Officer of Cambridge Technology Partners, a consulting firm, from February 2000 through December 2001. Before his work at Cambridge Technology Partners, Mr. Gavin spent twelve years at Data General Corporation, a manufacturer of computing equipment that was acquired by EMC Corporation, including serving as Vice President and Chief Financial Officer. Mr. Gavin also spent ten years at Price Waterhouse LLP, an accounting firm, in various accounting and audit positions including as Senior Manager in charge of multi-national audits. Mr. Gavin brings to the Supervisory Board his extensive experience as chief financial officer of several growing companies, as well as ten years as an independent auditor. Mr. Gavin is a certified public accountant.

GEORGE M. OVERHOLSER, Director since July 2004

Mr. Overholser, age 54, has served as Chief Executive Officer and Co-Founder of Third Sector Capital Partners, an investment bank for nonprofit organizations, since September 2010. He was Founder and Managing Director of NFF Capital Partners, an investment banking firm for nonprofit organizations, from August 2004 to September 2010. Mr. Overholser was the founder of North Hill Ventures, a venture capital firm, and served as its Senior Vice President from 1999 through June 2008. From 1994 to 1999, Mr. Overholser was Head of Strategy and New Business Development for Capital One Financial Corporation, a company specializing in consumer lending. Mr. Overholser brings to the Supervisory Board his extensive experience of leading companies through periods of hyper-growth, as both a board member and an executive.

Our Management Board and Executive Officers:

Our Management Board currently consists of our four executive officers, and we are asking our shareholders to elect Wilhelm G.A. Jacobs, our Senior Vice President, Manufacturing & Supply Chain, as a fifth member of our Management Board at this annual meeting. Mr. Jacobs is not an executive officer of Vistaprint. All members of our Management Board serve for four-year terms.

ROBERT S. KEANE, President, Chief Executive Officer, and Chairman of the Management Board

Mr. Keane, age 51, has served as our President and Chief Executive Officer since he founded Vistaprint in January 1995. Mr. Keane served as the Chairman of our Board of Directors from January 1995 to August 2009 and was appointed Chairman of the Management Board in September 2009. From 1988 to 1994, Mr. Keane was an executive at Flex-Key Corporation, an OEM manufacturer of keyboards, displays and retail kiosks used for desktop publishing. Mr. Keane earned his Bachelor of Arts in economics from Harvard College in 1985 and his Masters of Business Administration from INSEAD in Fontainebleau, France in 1994. Mr. Keane’s term as a member of our Management Board will expire at our 2017 annual general meeting.

KATRYN “TRYNKA” S. BLAKE (née Shineman), Executive Vice President and President, Vistaprint Business Unit

Ms. Blake, age 40, has served as Executive Vice President and President, Vistaprint Business Unit since July 2014. Ms. Blake previously served as our Executive Vice President, Global Marketing from July 2012 to June 2014, Chief Customer Officer from June 2011 to June 2014, President of Vistaprint’s North American business unit from November 2010 to June 2012, Chief Marketing Officer of Vistaprint's North American business unit from April 2008 to November 2010, and in a variety of marketing positions since joining Vistaprint in March 2004 as Director, Marketing. Before joining Vistaprint, she served as a director and senior manager for PreVision Marketing since 1996.  Ms. Blake holds a Bachelor of Arts in psychology from Cornell University and a Masters of Business Administration degree from Columbia Business School. Ms. Blake’s term as a member of our Management Board will expire at our 2015 annual general meeting.

DONALD R. NELSON, Executive Vice President and President, Orion Software and Manufacturing Platform

Mr. Nelson, age 46, has served as our Executive Vice President and President, Orion Software and Manufacturing Platform since June 2014. Mr. Nelson previously served as our Executive Vice President, Capabilities from July 2012 to June 2014, Chief Information Officer from May 2008 to June 2014, and Senior Vice President of Capabilities Development from July 2006 to May 2008. Before joining Vistaprint, Mr. Nelson served as Chief Information Officer at Sapient, where he started in 1993 as a software engineer, then later as vice president before assuming the role of Chief Information Officer in 2001. Mr. Nelson received a Bachelor of Science in Computer Science from Gordon College. Mr. Nelson’s term as a member of our Management Board will expire at our 2015 annual general meeting.

ERNST J. TEUNISSEN, Executive Vice President and Chief Financial Officer

Mr. Teunissen, age 48, has served as our Executive Vice President and Chief Financial Officer since March 2011. From October 2009 through February 2011, Mr. Teunissen served as our Vice President of Strategy. Before joining Vistaprint, Mr. Teunissen was a founder and director of two corporate finance and management consulting firms: Manifold Partners from May 2007 through September 2009 and ThreeStone Ventures Limited from June 2003 through September 2009. From August 1999 to February 2003, Mr. Teunissen served as an executive director in Morgan Stanley’s Investment Banking Division in London. Mr. Teunissen holds a Master of Business Administration degree from the University of Oregon and a Bachelor of Business Administration from Nijenrode University, The Netherlands School of Business. Mr. Teunissen’s term as a member of our Management Board will expire at our 2015 annual general meeting.

There are no family relationships among any of the supervisory directors and executive officers of Vistaprint. No arrangements or understandings exist between any supervisory director or any person nominated for appointment as a supervisory director and any other person pursuant to which such person is to be selected as a supervisory director or nominee for appointment as a supervisory director.

CORPORATE GOVERNANCE

Board Structure

We have a two-tiered board structure consisting of a Supervisory Board and a Management Board. The Supervisory Board consists of our independent, non-employee supervisory directors, and the Management Board consists of managing directors who are members of our senior management team. The principal responsibility of the Supervisory Board is to oversee the Management Board and its management of Vistaprint and, in so doing, serve the best interests of Vistaprint and its stakeholders. The Supervisory Board is accountable to our shareholders. The principal responsibility of the Management Board is to manage Vistaprint, which means, among other things, that it is responsible for implementing Vistaprint’s goals and strategy, managing Vistaprint’s associated risk profile, operating Vistaprint’s business on a day-to-day basis, and addressing corporate social responsibility issues that are relevant to the enterprise. The Management Board is accountable to both the Supervisory Board and our shareholders.

Each of our Supervisory Board and Management Board has its own chairman. The Chairman of our Supervisory Board is Mr. Riley, an independent, non-employee supervisory director, and the Chairman of our Management Board is Mr. Keane, who is also our Chief Executive Officer and President.

Governance Guidelines

We believe that good corporate governance is important to ensure that Vistaprint is managed for the long-term benefit of our stakeholders, including but not limited to our shareholders. The Management Board and Supervisory Board have adopted Rules to assist each Board in the exercise of its duties and responsibilities and to serve the best interests of Vistaprint and our stakeholders. The Rules for each Board provide a framework for the conduct of each Board’s business.

Among other things, the Rules for the Supervisory Board provide that:

•	a majority of the members of the Supervisory Board must be independent directors, except as permitted by NASDAQ rules;

•	the independent supervisory directors must meet at least twice a year in executive session;

•	supervisory directors have full and free access to management and employees and, as necessary and appropriate, to hire and consult with independent advisors;

•	all supervisory directors are expected to participate in a mandatory orientation program and continuing director education on an ongoing basis; and

•
at least annually the Nominating and Corporate Governance Committee is required to oversee a self-evaluation of the Supervisory Board to determine whether the Supervisory Board and its committees are functioning effectively.

Among other things, the Rules for the Management Board provide that:

•
the Management Board is responsible for managing Vistaprint, including implementing Vistaprint’s aims and strategy, managing risks, operating the business on a day-to-day basis, and addressing corporate social responsibility issues that are relevant to the enterprise;

•
the Management Board is responsible for determining that effective systems are in place for the periodic and timely reporting to the Supervisory Board on important matters concerning Vistaprint and its subsidiaries; and

•	at least annually the Supervisory Board is required to conduct an evaluation of the Management Board to determine whether the Management Board is functioning effectively.

You can find our Rules for the Supervisory Board, our Rules for the Management Board, our Code of Business Conduct, our current articles of association, and the current charters for our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee on the Corporate Governance Page in the Investor Relations section of www.vistaprint.com or by writing to:

Investor Relations
c/o Vistaprint USA, Incorporated
95 Hayden Avenue
Lexington, MA 02421
USA
Email: ir@vistaprint.com

In addition, the Dutch Corporate Governance Code, or Dutch Code, applies to Vistaprint. The Dutch Code emphasizes the principles of integrity, transparency, and accountability as the primary means of achieving good corporate governance. The Dutch Code includes certain principles of good corporate governance, supported by “best practice” provisions, and our Management Board and Supervisory Board agree with the fundamental principles of the Dutch Code. However, as a company whose ordinary shares are traded on NASDAQ, we are also subject to the corporate governance rules of the NASDAQ Stock Market and U.S. securities laws, and we may also choose to follow certain market practices that are common for NASDAQ-traded companies. Some of the U.S. corporate governance rules and market practices that we are required to or choose to follow conflict, in whole or in part, with the best practice provisions of the Dutch Code. As a result, we do not apply some of the Dutch best practice provisions. In accordance with the Dutch Code’s compliance principle of “apply or explain,” which permits Dutch companies to be fully compliant with the Dutch Code either by applying the Dutch best practices or by explaining why the company has chosen not to apply certain of the best practices, we are disclosing in our Dutch annual report that accompanies our Annual Accounts to what extent we do not apply provisions of the Dutch Code, together with the reasons for those deviations.

Code of Business Conduct

We have adopted a written code of business conduct that applies to our supervisory directors, officers, and employees, a current copy of which is posted on the Corporate Governance Page in the Investor Relations section of our website, www.vistaprint.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Determination of Independence

Under NASDAQ rules, supervisory directors qualify as “independent directors” only if, in the opinion of our Supervisory Board, they do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a supervisory director. The Supervisory Board has determined that none of its members has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a supervisory director and that all of its members are “independent directors” as defined under NASDAQ’s Marketplace Rules.

In addition, our supervisory directors satisfy the criteria for independence under the Dutch Code.

Oversight of Risk

Under the Rules for the Supervisory Board, our Supervisory Board is responsible for reviewing the integrity of our internal control and management information systems, the main risks of our business, and the design and effectiveness of our internal risk management and control systems. As set forth in its charter, our Audit Committee assists the Supervisory Board in its review and oversight of risk by reviewing our policies with respect to risk assessment and risk management, including the guidelines and policies that govern the process by which our exposure to risk is handled. The Supervisory Board and Audit Committee regularly discuss with management our major risk exposures, their potential impact on Vistaprint, and the steps we take to manage them.

In addition, based on an internal risk assessment, we believe that any risks arising from our compensation programs for our employees are not reasonably likely to have a material adverse effect on Vistaprint.

Supervisory Director Nomination Process

The process that our Nominating and Corporate Governance Committee follows to identify and evaluate candidates for members of our Supervisory Board includes requests to supervisory directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Committee and the Supervisory Board.

In considering whether to recommend any particular candidate for inclusion in the Supervisory Board’s slate of nominees, the Nominating and Corporate Governance Committee applies, among other things, the criteria for nominating supervisory directors set forth as an attachment to the Rules for the Supervisory Board. These criteria include among others the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, absence of any conflicts of interest, and ability to act in the interests of all of Vistaprint’s stakeholders. In addition, the Rules for the Supervisory Board specify that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis proscribed by law and that the Nominating and Corporate Governance Committee and Supervisory Board should consider the value of diversity on the Supervisory Board. The Committee does not assign specific weights to particular criteria, and no particular criterion other than integrity and good character is a prerequisite for each prospective nominee.

We believe that the backgrounds and qualifications of our supervisory directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Supervisory Board to fulfill its responsibilities. Accordingly, the Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills and backgrounds. During fiscal 2014, the Committee engaged MWM Consulting, an international recruiting firm, to assist the Committee in identifying, evaluating, and reaching out to potential candidates for the Supervisory Board.

Shareholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential candidates for the Supervisory Board by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our ordinary shares for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Chief Legal Officer, Vistaprint USA, Incorporated, 95 Hayden Avenue, Lexington, MA 02421 USA. If appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

If the Supervisory Board does not submit a binding nomination for a supervisory director position, then the shareholders represented at the general meeting may select a nominee. The shareholders may appoint such a nominee as a member of the Supervisory Board by the vote of at least two thirds of the votes cast at the meeting representing more than half of our share capital.

Supervisory Board Meetings and Committees

During fiscal 2014, our Supervisory Board met four times, and each of our supervisory directors attended 100% of the total number of meetings of the Supervisory Board and the committees of which such director was a member during the period of time he served on such committee. In addition, it is our policy that one or more of our supervisory directors should attend annual general meetings of shareholders to the extent practicable. Six of our supervisory directors attended our 2013 annual general meeting of shareholders.

The Supervisory Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Supervisory Board, and each committee must review the appropriateness of its charter at least annually. All members of all committees are non-employee supervisory directors, and the Supervisory Board has determined that all of the members of our three standing committees are independent as defined under NASDAQ’s Marketplace Rules.

Audit Committee

The current members of our Audit Committee are Messrs. Gavin (Chair), Overholser, and Riley. Our Supervisory Board has determined that Mr. Gavin qualifies as an “audit committee financial expert” under SEC rules, and all three Audit Committee members meet the SEC’s independence criteria for audit committee members. The Audit Committee’s responsibilities include:

•	retaining our independent registered public accounting firm, subject to shareholder ratification and approval;

•	approving the compensation of, and assessing (or recommending that the Supervisory Board assess) the independence of, our registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including the receipt and consideration of certain reports from the firm;

•	coordinating the Supervisory Board’s oversight of our internal control over financial reporting, disclosure controls and procedures, and code of business conduct;

•	overseeing our internal audit function;

•	establishing procedures for the receipt, retention, and treatment of accounting-related complaints and concerns;

•	reviewing and approving any related person transactions;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the Audit Committee report included in this proxy statement.

The Audit Committee met nine times during fiscal 2014.

Compensation Committee

The current members of the Compensation Committee are Messrs. Overholser (Chair), Gyenes, Olsen, and Thomas. The Compensation Committee’s responsibilities include:

•	reviewing and approving, or making recommendations to the Supervisory Board with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to the Supervisory Board with respect to supervisory director compensation;

•
reviewing and discussing with management the Compensation Discussion and Analysis section of the proxy statement and considering whether to recommend to the Supervisory Board that the Compensation Discussion and Analysis be included in the proxy statement; and

•	preparing the Compensation Committee report included in this proxy statement.

The Compensation Committee met four times during fiscal 2014.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Messrs. Thomas (Chair), De Cesare, Gyenes, and Riley. The responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become Supervisory Board members;

•	recommending to the Supervisory Board the persons to be nominated for appointment as members of the Supervisory Board and the Management Board and to each of the Supervisory Board’s committees;

•	overseeing an annual evaluation of the Supervisory Board, the Management Board and all committees of the Supervisory Board to determine whether each is functioning effectively;

•	overseeing succession planning for the Supervisory Board; and

•	reviewing and assessing the adequacy of the Rules of the Supervisory Board and of the Management Board.

The Nominating and Corporate Governance Committee met four times during fiscal 2014.

Report of the Audit Committee

The Audit Committee has reviewed Vistaprint’s audited financial statements for the fiscal year ended June 30, 2014 and has discussed these financial statements with Vistaprint’s management and Ernst & Young LLP, our independent registered public accounting firm for fiscal 2014.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to the Audit Committee, including the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, as in effect for Vistaprint's fiscal year 2014.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by PCAOB Rule 3526 (Communicating with Audit Committees Concerning Independence), as modified or supplemented. The Audit Committee has discussed with the independent registered public accounting firm its independence from Vistaprint. The Audit Committee also considered whether the provision of other, non-audit related services referred to under the heading “Independent Registered Public Accounting Firm Fees and Other Matters” under Proposal 9 is compatible with maintaining the independence of our registered public accounting firm.

Based on its discussions with, and its review of the representations and information provided by, management and Ernst & Young LLP, the Audit Committee recommended to the Supervisory Board that the audited financial statements be included in Vistaprint’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

This Audit Committee Report is not incorporated by reference into any of our previous or future filings with the SEC, unless any such filing explicitly incorporates this Report.

Audit Committee of the Supervisory Board
John J. Gavin, Jr., Chairman
George M. Overholser
Richard T. Riley

Certain Relationships and Related Transactions

Policies and Procedures for Related Person Transactions

We have a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant, the amount involved exceeds $25,000, and a related person has a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. A related person is any person who is or was a Vistaprint executive officer or member of our Management Board or Supervisory Board at any time since the beginning of our most recently completed fiscal year, the beneficial holder of more than 5% of any class of our voting securities, or an immediate family member of anyone described in this sentence.

All potential related person transactions that we propose to enter into must be reported to our Chief Legal Officer (CLO) or Chief Accounting Officer (CAO), who will determine whether each reported transaction qualifies as a related person transaction. If so, then the CLO and CAO will submit the transaction for review and approval by our Audit Committee. If our CLO and CAO determine that advance approval of a related person transaction by the full Audit Committee is not practicable under the circumstances, then they will submit the transaction to the Audit Committee chair for review and approval, and the full Audit Committee will review and ratify the related person transaction at the next Committee meeting.

In addition, the Audit Committee will review annually any previously approved or otherwise already existing related person transaction that is ongoing in nature to ensure that such related person transaction has been conducted in accordance with the Audit Committee’s previous approval, if any, and that all required disclosures regarding the related person transaction are made.

When considering a proposed related person transaction, the Audit Committee will review and consider, to the extent appropriate for the circumstances:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business;

•	whether the transaction with the related person is entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee will review all relevant information available to it about the related person transaction. The Audit Committee may approve or ratify the related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with our best interests. The Committee may, in its sole discretion, impose conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

In addition, under Dutch law, any member of our Supervisory Board or Management Board who has a conflict of interest is required to disclose that conflict to the Chairman of the Supervisory Board and to abstain from voting on any resolution involving, or participating in any board discussion of, the conflict.

Related Person Transaction

During fiscal 2014, there was one related person transaction, as defined under SEC rules: Katryn Blake’s brother-in-law has been an employee of Vistaprint since 2007, and he received cash compensation of approximately $175,173 for fiscal 2014. The Audit Committee has reviewed this relationship and concluded that it is not inconsistent with our best interests and does not constitute a conflict of interest.

Communicating with the Supervisory Board

Our Supervisory Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The chair of the Nominating and Corporate Governance Committee, with the assistance of Vistaprint’s Chief Legal Officer, is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the other supervisory directors as its members consider appropriate.

The chair of the Nominating and Corporate Governance Committee will forward communications to all supervisory directors if the communications relate to substantive matters and include suggestions or comments that he considers to be important for the supervisory directors to know. In general, the chair is more likely to forward communications relating to corporate governance and corporate strategy than communications relating to ordinary business affairs, personal grievances, and matters as to which Vistaprint may receive repetitive or duplicative communications.

Shareholders who wish to send communications on any topic to our Supervisory Board should address such communications to:

Supervisory Board
c/o Corporate Secretary
Vistaprint N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Overview

Our success depends on our ability to attract and retain top talent in a competitive marketplace, and to motivate that talent to achieve outstanding short- and long-term performance. Accordingly, our Compensation Committee, which oversees the compensation program of our executive officers, designed an executive compensation program that is intended to:

•	provide an overall level of compensation that is competitive with the compensation levels of companies of similar size, complexity, revenue, and growth potential to Vistaprint;

•	reflect the desired caliber, level of experience, and performance of our executive team; and

•	pay commensurate with Vistaprint’s performance, with total compensation weighted heavily toward performance-based compensation that is tied to operating or stock performance.

Shareholder engagement. At our 2011 annual general meeting of shareholders, our shareholders voted in favor of our executive compensation program for fiscal 2011 by a slim margin, with 50.4% of votes cast in favor of the compensation program. By contrast, at our 2012 and 2013 annual general meetings of shareholders, our executive compensation program for each fiscal year received more than 97% approval from our shareholders. We believe that two major contributing factors to this dramatic increase in our shareholder approval levels were the collaborative process in which we reached out to our major shareholders and our decision, based on shareholder feedback at the 2011 annual general meeting, not to provide excess parachute payment tax gross-up provisions in future agreements with our executives, as described below. Based on our shareholders’ feedback in the collaborative outreach process and our compensation philosophy, in fiscal 2012 we redesigned the long-term incentive compensation of our executive officers to emphasize premium-priced share options, as described below. In 2013 and 2014, we conducted similar collaborative processes in which we reached out to our major shareholders to update them on our ongoing executive compensation program, which has not changed significantly from fiscal 2012.

No pay increase for Robert Keane. For fiscal 2014, the Compensation Committee did not increase Mr. Keane’s compensation over his fiscal 2013 levels in order to maintain his annual cash compensation level at the 50th percentile of our primary peer group as described below.

Pay for performance. The total compensation package for our executive officers is weighted heavily toward compensation based on Vistaprint’s operating and share price performance. For fiscal 2014, our Chief Executive Officer had 92% of his total compensation at risk through our cash and equity incentive programs, including an annualized portion of his multi-year, premium-priced share options. Our annual and long-term cash incentive programs are dependent on Vistaprint’s revenue and earnings per share performance, while our equity incentive programs are dependent on the performance of our share price. Attainment of the annual and long-term cash incentives are based on financial goals that the Compensation Committee believes are highly challenging, but achievable. For fiscal 2014, the annual cash incentive payout, as calculated under the executive officers' award agreements, would have been 106.9%, but the Committee determined that Vistaprint's overall performance in 2014 did not support that payout. Therefore, the Committee exercised its negative discretion to reduce the percentage to 98.2%, which was the same payout percentage for the 2014 bonuses paid to Vistaprint's non-executive employees and which the Committee believes better reflects the company's performance.

Redesign of our long-term compensation program. Based on our pay-for-performance compensation philosophy, feedback from the Committee’s independent compensation consultant (Towers Watson), and our shareholders’ suggestions from the outreach process described above, the Compensation Committee redesigned the long-term incentive component of our executive compensation program in late fiscal 2012. As a result of this redesign, we granted to our executive officers multi-year, premium-priced share options designed to increase the emphasis on Vistaprint’s long-term performance and our growth strategy using share price as the primary performance metric, and we did not grant any long-term cash incentive awards to our executive officers for fiscal 2013 or 2014. The Compensation Committee believes that the premium-priced share options provide strong alignment of performance-based compensation with long-term shareholder value creation, significant downside risk for the executives if Vistaprint performs poorly, and significant upside potential if Vistaprint performs well, through the following features:

•	The options have an exercise price of $50.00 per share, which was significantly higher than the closing price of Vistaprint’s ordinary shares on NASDAQ on the grant dates.

•
Robert Keane, our Chief Executive Officer, has an additional share price hurdle before he can realize any returns from his premium-priced options, which is that, in addition to the vesting schedule described below, he can exercise his options only on dates when the high price per share of Vistaprint’s ordinary shares on NASDAQ is at least $75.00.

•	To emphasize long-term performance, the options vest over seven years. They have an eight-year term.

•
Our Supervisory Board has passed resolutions that, until fiscal 2016 at the earliest, Vistaprint shall not grant any additional long-term incentive award in any form (including equity or long-term cash awards) to Mr. Keane or any additional share options to our other current executive officers.

Discontinuation of certain pay practices. Some of our major shareholders consider the inclusion of excess parachute payment tax gross-up provisions in our executive retention agreements with our executives to be a problematic pay practice. Accordingly, our Compensation Committee decided that, after August 1, 2012, we will no longer include such tax gross-up provisions in the executive retention agreements that we enter into with our future executives.

Compensation Committee Approach

In determining the compensation of our executive officers, our Compensation Committee takes into account the analysis and recommendations of the Committee’s independent compensation consultant (currently Towers Watson), data from the “primary” comparison peer group described below, published compensation survey data, and detailed tally sheets summarizing our executive officers’ current and historical compensation. The Compensation Committee generally seeks to pay our executives total compensation (including base salary, annual cash incentive, and long-term incentive awards) at the 75th percentile of our primary peer group for extraordinary performance and then applies its own discretion to take into account any other factors it may deem relevant in any given fiscal year, such as general economic conditions, the internal equity of compensation among our executives, each executive’s experience and role, and individual performance. The Committee does not assign specific weights to particular factors but considers them together in determining compensation. The Committee also reviews forecasts of compensation trends that may be applicable to us in the future using a second “aspirational” comparison peer group that assumes annual revenues, industry, growth rates, and market capitalizations comparable to Vistaprint in the future if Vistaprint were to achieve its current business objectives.

With Towers Watson’s assistance, our Compensation Committee engages in a rigorous process each year to develop a “primary” comparison peer group consisting of publicly traded firms that have characteristics that are currently comparable to Vistaprint or comparable to where Vistaprint expects to be in the near future. Through a multi-step process, the Committee considers a robust number of companies for inclusion in our peer group, including the consideration of, among other attributes, each company’s ownership structure, industry groupings (including Global Industry Classification Standards), annual revenue, and other financial metrics, as well as comparable companies identified on the Dow Jones and Institutional Shareholder Services lists. For fiscal 2014, the initial financial criteria for the primary comparison peer group included annual revenue in the range of $1.1 billion to $3.0 billion, and market capitalization between $1.5 billion and $4.0 billion. The Compensation Committee also considered companies with high growth and in the same general industry as Vistaprint. Each year, the Compensation Committee updates the peer group selection criteria and the members of the primary peer group to add new companies that meet the criteria and remove companies that no longer meet the criteria or that were acquired or ceased doing business. For fiscal 2014, the primary peer group consisted of the following 23 companies:

Acxiom Corporation	DST Systems Inc.	Logitech International SA	TIBCO Software Inc.
AOL Inc.	Genpact Ltd.	Open Text Corporation	Total Systems Services Inc.
Cadence Design Systems Inc.	Global Payments Inc.	PTC Inc.	ValueClick Inc.
Compuware Corporation	IAC/InterActiveCorp.	Sapient Corporation	VeriFone Systems, Inc.
CoreLogic, Inc.	Jack Henry & Associates Inc.	Sohu.com Inc.	Zebra Technologies Corporation
Deluxe Corporation	Lender Processing Services Inc.	Solera Holdings Inc.

The Compensation Committee engages independent compensation consultants and manages the relationship with these firms. During fiscal 2014, Towers Watson, the Committee's compensation consultant, provided the following services to Vistaprint and the Compensation Committee:

•	Competitive analysis and recommendations to the Compensation Committee with respect to the compensation of our executive officers;

•	Competitive analysis and recommendations to our Compensation Committee and Chief Executive Officer with respect to the compensation of some of our employees who are not executive officers;

•
Detailed equity utilization analysis comparing the number of shares that Vistaprint grants per year pursuant to equity compensation awards and the number of shares subject to outstanding equity compensation awards and available for grant under our equity compensation plans with both our primary and aspirational peer groups, to assist the Compensation Committee in setting our practices of granting equity to our employees;

•	Consulting on a job leveling solution, including providing Vistaprint with job evaluation technology and supporting tools; and

•	The development of a competitive core benefit plan offering for our London office.

During fiscal 2014, Vistaprint paid Towers Watson approximately $156,135 in fees for services relating to the compensation of our executives and approximately $357,900 for the other services described above. The Compensation Committee took these fees into account when assessing Towers Watson's independence and determined that Towers Watson was independent during fiscal 2014.

Compensation Components for Executives

The principal elements of our compensation program for our executive officers are the following:

•	Base salary

•	Annual cash incentive awards, which reward executives based on Vistaprint’s achievement of financial performance goals for the current fiscal year

•
Long-term incentive awards, which may include long-term cash incentives, share options, and restricted share units, which reward executives based on Vistaprint’s achievement of longer term financial objectives and the creation of value for our shareholders as reflected in our share price

•	Standard health and welfare benefits that are applicable to all of our employees in each executive’s geographic location

•	Expatriate benefits for our executives who are assigned to work in geographic locations outside of their home countries

In addition, we have severance and change in control arrangements with our executives.

Under our pay-for-performance philosophy, the compensation of our employees at higher levels in the organization is generally more heavily weighted towards variable compensation based on our performance, and base salary generally accounts for a smaller portion of these employees’ total compensation packages. Conversely, employees at lower levels in the organization generally receive more of their compensation in the form of base salary and less in the form of variable compensation. In accordance with this philosophy, the Compensation Committee initially allocates the compensation of our executive officers within the percentiles listed below, and then may use its discretion to adjust each executive officer’s compensation to reflect other factors such as general economic conditions, the internal equity of compensation among our executives, and the executive’s experience, role, and performance.

•	Base salary of Mr. Keane, our Chief Executive Officer, at the 25th percentile of our primary peer group

•	Base salaries of our other executive officers at the 35th - 40th percentile of our primary peer group and published compensation surveys

•	Annual cash compensation (base salary and annual cash incentive) of all executive officers including Mr. Keane at the 50th percentile of our primary peer group and published compensation surveys

•
Total compensation (base salary, annual cash incentive, and long-term incentive awards) of all executive officers including Mr. Keane at the 75th percentile of our primary peer group and published compensation surveys

Base Salary

For fiscal 2014, the Compensation Committee did not increase Mr. Keane’s cash compensation, consisting of base salary and an annual cash incentive award, over his fiscal 2013 levels in order to maintain his annual cash compensation level at the 50th percentile of our primary peer group as described above. The Compensation Committee increased our other named executive officers’ salaries by 3-8% from fiscal 2013 to fiscal 2014 to maintain their salaries at the 35th - 40th percentile of our primary peer group and published compensation surveys and also to reflect each executive’s performance and internal equity with other Vistaprint executives. You can find more information on our named executive officers’ salaries in the Summary Compensation Table below.

Looking ahead to fiscal 2015, the Compensation Committee decided not to increase the cash compensation, consisting of base salary and annual cash incentive awards, of Mr. Keane or any of our other named executive officers over their fiscal 2014 levels as part of our efforts to keep our costs within our budget for fiscal 2015 and also because the Committee believes that the executives' compensation is competitive at the current levels.

Annual Cash Incentive Awards

The Compensation Committee grants annual cash incentive awards to our executive officers to provide an incentive to executives to achieve financial goals that are tied to the current fiscal year. For fiscal 2014, the Compensation Committee changed the balance between revenue performance and earnings per share, or EPS, performance in the annual cash incentives to reflect Vistaprint’s strategic goal to grow its revenue while maintaining profitability: In fiscal 2014 the annual cash incentive awards were based 70% on Vistaprint’s achievement of full-year constant currency revenue goals and 30% on Vistaprint’s achievement of full-year EPS goals determined by the Compensation Committee based on our annual budget approved by the Supervisory Board, while the fiscal 2013 awards placed more emphasis on revenue goals, with a 90/10 split between revenue and EPS. For purposes of calculating these annual incentives, the Compensation Committee defines “constant currency revenue” as consolidated net revenue for Vistaprint and its subsidiaries for the fiscal year, adjusted to use the same currency exchange rates as set forth in Vistaprint’s budget for the fiscal year. “Earnings per share” is defined as EPS on a diluted basis for the results of Vistaprint’s operations on a consolidated basis for the fiscal year, calculated in accordance with U.S. GAAP with some exclusions for income or expenses relating to certain specific events that the Committee believes would introduce inaccurate reflections of management-driven performance.

The fiscal 2014 performance goals set by the Compensation Committee for our executive officers' annual cash incentive awards were constant currency revenue of $1,292,126,992 and EPS of $1.62 - $1.78 (calculated using $1.70 as the target). The Compensation Committee believed that the fiscal 2014 goals were highly challenging but achievable. As set forth in the fiscal 2014 annual award agreements with our executive officers, the actual amount to be paid for the annual cash incentives was a percentage of the fiscal 2014 target award for each executive, listed in the table below, where the payout percentage equals the greater of:

(x)	-5.6667 + (4.6667 X Revenue Percentage) + (2.0000 X EPS Percentage); or

(y)	-14.7895 + (11.0526 X Revenue Percentage) + (4.7368 X EPS Percentage)

The Revenue Percentage and EPS Percentage were calculated by dividing the actual amounts for the fiscal year by the revenue and EPS goals described above. If either (1) Vistaprint’s actual constant currency revenue for fiscal 2014 were less than 92.5% of the goal, or (2) actual adjusted EPS for fiscal 2014 were less than 80%

of the goal, then the total annual cash incentive payout would be zero even if the other goal were achieved. The fiscal 2014 payout percentage was capped at a maximum of 200%.

As calculated under the fiscal 2014 annual cash incentive awards, Vistaprint’s constant currency revenue was $1,254,600,410, which was below the constant currency revenue goal of $1,292,126,992 described above, and its EPS was $1.84, which was an overachievement of the EPS goal of $1.62 - $1.78 described above. Based on the 70/30 weighting of these two goals and in accordance with the formula set forth above, this level of achievement would have yielded a payout percentage of 106.9% of the executives’ targets. However, after considering Vistaprint's 2014 performance as a whole, including a number of non-recurring factors that impacted the company's financial results, such as the positive revenue contributions of the company's 2014 acquisitions as well as their dilutive impact to net income, the write down of the Namex Limited investment, and the impact of job eliminations and an office closure, the Compensation Committee concluded that the company's performance did not support a payout of 106.9%. Therefore, the Committee exercised its negative discretion to reduce the payout percentage for the 2014 annual cash incentive awards to 98.2%, which was the same payout percentage calculated for the 2014 bonuses paid to Vistaprint's non-executive employees and which the Committee believes appropriately reflects the company's performance.

The Compensation Committee set Mr. Keane’s fiscal 2014 target annual incentive at a level to maintain his annual cash compensation (base salary plus annual cash incentive) at the 50th percentile of our primary peer group. The Compensation Committee determined the fiscal 2014 target annual incentives of our other executive officers based on its philosophy of setting their annual cash compensation at the 50th percentile of our primary peer group and published compensation surveys, and also to reflect each executive’s performance and internal equity with other Vistaprint executives. The following table sets forth the target annual cash incentive awards for our named executive officers and the actual payouts on those awards for fiscal 2014.

Name	Target Annual Incentive	Actual Annual Incentive Paid
Robert S. Keane	€756,000	€742,392
Katryn S. Blake	$335,000	$328,970
Donald R. Nelson	$220,000	$216,040
Ernst J. Teunissen	€265,000	€260,230
Hauke K.U. Hansen (1)	CHF 100,000	CHF 98,200
(1) Dr. Hansen is no longer an executive officer effective in June 2014.

Long-Term Incentive Program

Our long-term incentive program is designed to focus our executives and employees on long-term performance and value creation for the company and our shareholders. The Compensation Committee, with recommendations from our independent compensation consultant, determines the mix among our three long-term incentive vehicles - which may include share options, restricted share units, and long-term cash incentives - for our executives and employees.

Share Options and Restricted Share Units for Executives

The Compensation Committee believes that granting equity awards is an effective way to motivate our executives to manage the company in a manner that is consistent with the long-term interests of both the company and our shareholders, with equity awards generating greater returns for our executives and employees as our share price increases. Our share options and restricted share units also provide us with an important retention tool, as the equity grants vest over a multiple-year period only if the executive continues to be employed by us on each vest date.

As part of the Compensation Committee’s redesign of our long-term executive compensation program in fiscal 2012, which involved the grant to our executive officers of multi-year, premium-priced share option awards, our Supervisory Board adopted resolutions that, until fiscal 2016 at the earliest, we will not grant any additional long-term incentive award in any form to Mr. Keane or any additional share options to our other current executive officers. Accordingly, in fiscal 2014 we did not grant any new share options to any of our executive officers, and we did not grant any restricted share units to Mr. Keane. Our executive officers other than Robert Keane received restricted share units that vest over four years. Each unit that vests is automatically converted into an ordinary share of Vistaprint on a one-to-one basis.

In general, we grant equity awards to our executive officers annually at the regularly scheduled meeting of the Compensation Committee held in the fourth quarter of each fiscal year. Accordingly, grants made in fiscal 2014 were approved at the May 2014 Compensation Committee meeting. We typically grant equity awards to employees who are not executive officers during our first fiscal quarter after the conclusion of our annual performance review cycle.

Long-Term Cash Incentive Compensation

The Compensation Committee did not grant any new long-term cash incentive awards to our executive officers in fiscal 2014, in keeping with the 2012 redesign of our long-term incentive program to emphasize premium-priced share options. In the past, the Compensation Committee has granted long-term cash incentive awards to reflect our pay-for-performance culture and philosophy, enhance our ability to manage the number of shares available under our equity compensation plans, and balance the focus on share price appreciation created through equity awards with cash awards based on the achievement of financial metrics that drive long-term company and shareholder value creation. Long-term cash incentive awards granted during previous fiscal years were payable for fiscal 2014 based on fiscal 2014 performance goals.

Each long-term cash incentive award granted in previous fiscal years has a performance cycle of four fiscal years, and each executive officer is eligible to receive 25% of his or her total award for each fiscal year in the performance cycle. At the beginning of each four-year performance cycle, the Compensation Committee developed performance goals for each fiscal year within that specific cycle. Our named executive officers' outstanding long-term cash incentive awards were granted in fiscal years 2011 and 2012 with performance goals based on Vistaprint’s achievement of EPS targets for each of the four fiscal years that followed, expressed as:

•	a lowest (minimum) EPS dollar value for each fiscal year corresponding to a percentage payout of 50% of each executive’s target for that year,

•	a medium EPS dollar value for each fiscal year corresponding to a percentage payout of 100% of each executive’s target for that year, and

•	a highest (stretch goal) EPS dollar value corresponding to a percentage payout between 130% and 250% (depending on the year) of each executive’s target for that year.

“Earnings per share” is defined as EPS on a diluted basis for the results of Vistaprint’s operations on a consolidated basis for the fiscal year, calculated in accordance with U.S. GAAP with some exclusions for income or expenses relating to certain specific events that the Committee believes do not accurately reflect management-driven performance. We measure performance on an annual basis and make payments for each fiscal year in the performance cycle based on the level of goal achievement for that fiscal year.

If Vistaprint’s adjusted EPS is less than the lowest (minimum) goal for a fiscal year, then our executive officers receive no payout for that performance period. If Vistaprint’s adjusted EPS is equal to or higher than the highest (stretch) EPS goal, then our executives receive the percentage payout for achievement of the highest EPS goal. If Vistaprint’s adjusted EPS is greater than or equal to the lowest EPS goal but less than the EPS highest goal for a performance period, then the percentage payout for that performance period is equal to:

•	the payout threshold percentage for the highest EPS target achieved with respect to the applicable performance period, plus

•
a number calculated as follows: (A) a percentage equal to a fraction, the numerator of which equals the amount by which adjusted EPS exceeded such applicable EPS goal and the denominator of which equals the difference between the next highest EPS goal that was not achieved and the highest EPS goal achieved, multiplied by (B) the difference between the payout threshold percentage for the next highest EPS goal that was not achieved and the payout threshold percentage for the highest EPS goal achieved.

Long-Term Cash Incentives Relating to Fiscal 2014 Performance

Each of our named executive officers had two outstanding long-term cash incentive awards described below:

2011-2014 Awards Granted in Fiscal 2011. Under the long-term cash incentive awards that the Compensation Committee granted in fiscal 2011, each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2011, 2012, 2013 and 2014 based on our achievement of EPS goals for each fiscal year. The EPS goals for the 2011-2014 awards were determined before July 2011 when we launched a strategy that included increased investments in our business that we expected to result in lower EPS. The Compensation

Committee decided not to reduce the fiscal 2014 EPS goals in the 2011-2014 awards to accommodate this investment strategy. As calculated under these 2011-2014 awards, our adjusted EPS for fiscal 2014 was $1.93, which was below the lowest EPS goal for fiscal 2014 of $2.23 under these awards. Accordingly, the executive officers were not eligible for any payment for 2014 under the awards.

2012-2015 Awards Granted in Fiscal 2012. Under the long-term cash incentive awards that the Compensation Committee granted in fiscal 2012, each named executive officer is eligible to receive 25% of his or her total award for each of our fiscal years ending June 30, 2012, 2013, 2014, and 2015 based on our achievement of EPS goals for each fiscal year. As set forth in the 2012-2015 award agreements with our executive officers, our EPS goals for fiscal 2014 were as follows:

•	Our lowest EPS goal for fiscal 2014 was $1.85, which would have resulted in a payout of 50% of the named executive officers’ targets for that year;

•	Our medium EPS goal was $2.31, which would have resulted in a payout of 100% of the named executive officers’ targets for that year; and

•	Our highest EPS goal was $2.77, which would have resulted in a payout of 200% of the named executive officers’ targets for that year.

As calculated in accordance with this award, our adjusted EPS for fiscal 2014 was $2.34, which was $1.06 higher than our $1.28 EPS calculated in accordance with U.S. GAAP. The Compensation Committee calculated the adjusted EPS in accordance with the long-term cash incentive awards of our executive officers by excluding from our U.S. GAAP EPS: (1) $0.39 of net losses, expenses, and amortization realized in fiscal 2014 relating to our acquisitions of AlbumPrinter Holding B.V. and Webs, Inc. in fiscal 2012, People & Print Group and Pixartprinting in fiscal 2014, and transaction fees associated with our fiscal 2015 acquisition of FotoKnudsen and minority investment in Printi LLC in Brazil; (2) $0.43 of losses and expenses relating to our minority investment in Namex Limited, as well as the write down of that investment in fiscal 2014; (3) $0.10 of share-based compensation expense relating to the premium-priced share options granted to our executives and management team; (4) $0.05 of costs related to our joint venture in Japan; (5) $0.06 of impact from job eliminations; and (6) $0.03 of unrealized losses from currency hedges and the currency impact on intercompany loans. This adjusted EPS of $2.34 was above the medium EPS goal and below the highest EPS goal under these 2012-2015 awards, so we paid 106.5% of target levels to our named executive officers based on the formula set forth in their agreements, as follows:

	2012-2015 Awards
Name	Target Fiscal 2014 Incentive ($)	Actual Fiscal 2014 Incentive Paid ($)
Robert S. Keane	$142,500	$151,763
Katryn S. Blake	93,750	99,844
Donald R. Nelson	75,000	79,875
Ernst J. Teunissen	93,750	99,844
Hauke K.U. Hansen (1)	41,250	43,931
(1) Dr. Hansen is no longer an executive officer effective in June 2014.

Benefit Programs

The Compensation Committee believes that all employees based in the same geographic location should have access to similar levels of health and welfare benefits, and therefore our executive officers receive the same health and welfare benefits, including medical, dental, vision, and disability plans, group life and accidental death and disability insurance and other benefit plans, as those offered to other employees in their location. U.S. based employees may also participate in a 401(k) plan that provides a company match of up to 50% on the first 6% of the participant’s eligible compensation that is contributed, subject to certain limits under the United States Internal Revenue Code of 1986, or US Tax Code, with company matching contributions vesting over a four-year period. We also provide customary pension plans to our European employees, including a pension plan for our employees in Switzerland, including Dr. Hansen, that complies with the requirements of Swiss law. Vistaprint and each Swiss employee contribute to the Swiss pension plan on a sliding scale based on each employee’s age from 7% to 18% of the employee’s salary, with the employee contributing 33% of such amount and Vistaprint contributing 67%.

Perquisites

In general, executives are not entitled to benefits that are not otherwise available to all other employees who work in the same geographic location. We do, however, from time to time enter into arrangements with some of our named executive officers to reimburse them for living and relocation expenses relating to their work outside of their home countries. You can find more information about these arrangements in the Summary Compensation Table of this proxy statement.

Severance

When Hauke Hansen's employment with Vistaprint was terminated, we terminated the executive retention agreement Dr. Hansen entered into with us dated June 18, 2012 and entered into a separation agreement dated June 30, 2014 with him providing for the following payments and benefits subject to his satisfaction of certain severance conditions:

•	A cash severance payment in the aggregate amount of CHF 491,813

•
Cash payouts of Dr. Hansen’s annual and long-term cash incentive awards for fiscal year 2014, as set forth in the sections of this CD&A entitled "Annual Cash Incentive Awards" and "Long-Term Cash Incentives Relating to Fiscal 2014 Performance," in the same amounts that he would have received if he had remained an employee of Vistaprint

•	The acceleration of the vesting of Dr. Hansen’s restricted share units and share options that would have vested between July 1, 2014 and December 31, 2014

•	A lump-sum pension plan contribution in the gross amount of CHF 53,617

•	Payment of Dr. Hansen’s expenses for the preparation and filing of his calendar year 2014 Dutch tax filing

•	A cash payment of CHF 10,000 as consideration for Dr. Hansen's non-competition and non-solicitation agreement

We deducted from the payments and benefits paid pursuant to the separation agreement all applicable tax and social security withholdings, as well as Dr. Hansen’s reimbursement obligation to Vistaprint for his Swiss tax liabilities. After netting these deductions against the payments and benefits to which Dr. Hansen was entitled under the separation agreement, Dr. Hansen paid us approximately CHF 22,000 in satisfaction of his reimbursement obligation.

Executive Retention and Other Agreements

We have entered into executive retention agreements with all of our executive officers. Under the executive retention agreements, if we terminate an executive officer’s employment without cause (as defined in the agreements) or the executive terminates his or her employment for good reason (as defined in the agreements) before a change in control of Vistaprint or within one year after a change in control (as defined in the agreements), then the executive is entitled to receive:

•
A lump sum severance payment equal to two years’ salary and bonus, in the case of Mr. Keane, or one year’s salary and bonus, in the case of the other executive officers. These severance payments are based on the executive’s then current base salary plus the greater of (1) the target bonus for the then current fiscal year, or (2) the target bonus for the then current fiscal year multiplied by the average actual bonus payout percentage for the previous three fiscal years.

•
With respect to any outstanding annual incentive award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current fiscal year until the date of termination, of his or her target incentive for the fiscal year multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Vistaprint during the fiscal year, this pro rata portion is capped at the actual amount of annual incentive that the executive would have received had he or she remained employed by Vistaprint through the end of the fiscal year.

•
With respect to any outstanding multi-year award under our Performance Incentive Plan, a pro rata portion, based on the number of days from the beginning of the then current performance period until the date of termination, of his or her mid-range target incentive for the then current performance period multiplied by the average actual payout percentage for the previous two fiscal years. If there is no change in control of Vistaprint during the applicable performance period, this pro rata portion is capped at the actual amount of incentive for the performance period that the executive would have received had he or she remained employed by Vistaprint through the end of the performance period.

•	The continuation of all other employment-related benefits for two years after the termination in the case of Mr. Keane, or one year after the termination in the case of our other executive officers.

The executive retention agreements also provide that, upon a change in control of Vistaprint, all equity awards granted to each executive officer will accelerate and become fully vested; each executive’s multi-year incentive awards under our Performance Incentive Plan will accelerate such that the executive will receive the mid-range target bonus for the then current performance period and each performance period after the change in control; and each executive will receive a pro rata portion, based on the number of days in the fiscal year before the change in control, of his or her target annual incentive award for that fiscal year.

In addition, if after a change in control Vistaprint’s successor terminates the executive without cause, or the executive terminates his or her employment for good reason (as defined in the agreements), then each of the executive’s equity awards remains exercisable until the earlier of one year after termination or the original expiration date of the award. If an executive is required to pay any excise tax pursuant to Section 280G of the US Tax Code as a result of compensation payments made to him or her, or benefits obtained by him or her (including the acceleration of equity awards), resulting from a termination or change in ownership or control of Vistaprint, we are required to pay the executive an amount, referred to as a gross-up payment, equal to the amount of such excise tax plus any additional taxes attributable to such gross-up payment. However, if reducing the executive’s compensation payments by up to $50,000 would eliminate the requirement to pay an excise tax under Section 280G of the US Tax Code, then Vistaprint has the right to reduce the payment by up to $50,000 to avoid triggering the excise tax and thus avoid providing gross-up payments to the executive. Our Compensation Committee has decided that after August 1, 2012, we will no longer include such excise tax gross-up provisions in the executive retention agreements that we enter into with our future executives.

The following table sets forth information on the potential payments to named executive officers upon their termination or a change in control of Vistaprint, assuming that a termination or change in control took place on June 30, 2014.

Name		Cash Payment ($)(1)	Accelerated Vesting of Share Options ($)(2)	Accelerated Vesting of Restricted Share Units ($)(3)	Welfare Benefits ($)(4)	Tax Gross-Up Payment ($)(5)	Total ($)
Robert S. Keane
•	Termination Without Cause or With Good Reason	3,218,044	—	—	54,194	—	3,272,238
•	Change in Control	142,500	—	426,934	—	—	569,434
•	Change in Control w/ Termination Without Cause or With Good Reason	3,360,544	—	426,934	54,194	—	3,841,672

Katryn S. Blake
•	Termination Without Cause or With Good Reason	700,000	—	—	20,685	—	720,685
•	Change in Control	93,750	—	2,538,541	—	—	2,632,291
•	Change in Control w/ Termination Without Cause or With Good Reason	793,750	—	2,538,541	20,685	—	3,352,976

Donald R. Nelson
•	Termination Without Cause or With Good Reason	560,000	—	—	20,401	—	580,401
•	Change in Control	75,000	—	1,731,486	—	—	1,806,486
•	Change in Control w/ Termination Without Cause or With Good Reason	635,000	—	1,731,486	20,401	—	2,386,887

Ernst J. Teunissen
•	Termination Without Cause or With Good Reason	720,864	—	—	5,321	—	726,185
•	Change in Control	93,750	—	1,961,663	—	—	2,055,413
•	Change in Control w/ Termination Without Cause or With Good Reason	814,614	—	1,961,663	5,321	—	2,781,598

Hauke K.U. Hansen (6)
•	Termination Without Cause or With Good Reason	485,682	—	—	2,680	—	488,362
•	Change in Control	41,250	—	1,277,727	—	—	1,318,977
•	Change in Control w/ Termination Without Cause or With Good Reason	526,932	—	1,277,727	2,680	—	1,807,339
_____________

(1)
Amounts in this column for Termination Without Cause or With Good Reason represent severance amounts payable under the executive retention agreements, and amounts in this column for Change in Control represent the acceleration of cash incentive awards. The amounts of the incentive awards included in these amounts were calculated based on the target amounts payable if Vistaprint had met its targets for the applicable periods. Cash incentive awards that the named executive officers earned as of June 30, 2014 irrespective of a termination without cause or change in control have been excluded. Some of the amounts would be payable to Messrs. Keane and Teunissen in Euros and to Dr. Hansen in Swiss Francs. For purposes of this table, we converted these executive officers’ payments from Euros to U.S. dollars at a currency exchange rate of 1.36012 and from Swiss Francs to U.S. dollars at a currency exchange rate of 1.11651, in each case based on the 30-day average currency exchange rate for June 1-30, 2014, which was the end of our most recent fiscal year.

(2)
Amounts in this column represent the value of unvested, in-the-money share options that would vest upon the triggering event described in the first column. The value of share options is based on the difference between the exercise price of the options and $40.46 per share, which was the closing price of our ordinary shares on NASDAQ on June 30, 2014, the last trading day of our fiscal year 2014. No unvested, in-the-money share options appear in this table because all of the executives' unvested options have exercise prices that are higher than $40.46 per share.

(3)
Amounts in this column represent the value of unvested restricted share units that would vest upon the triggering event described in the first column, based on $40.46 per share, which was the closing price of our ordinary shares on NASDAQ on June 30, 2014, the last trading day of our fiscal year 2014.

(4)
Amounts reported in this column represent the estimated cost of providing employment related benefits (such as insurance for medical, dental, and vision) during the period the named executive officer is eligible to receive those benefits under the executive retention agreements, which is two years for Mr. Keane and one year for the other named executive officers.

(5)
Amounts in this column are estimates based on a number of assumptions and do not necessarily reflect the actual amounts of tax gross-up payments that the named executive officers would receive. Our Compensation Committee has decided that after August 1, 2012, we will no longer include such tax gross-up provisions in the executive retention agreements that we enter into with our future executives.

(6)
Dr. Hansen's employment with Vistaprint terminated effective June 30, 2014. In connection with his termination, Dr. Hansen's executive retention agreement terminated and was replaced by a separation agreement described in more detail in the section entitled “Severance” above. Under the separation agreement, Dr. Hansen received severance payments, equity acceleration, and other benefits that are different from the hypothetical amounts in this table.

We have also entered into indemnification agreements with our executive officers that provide the executives with indemnification for actions they take in good faith as members of the Management Board.

The Role of Company Executives in the Compensation Process

Although the Compensation Committee manages and makes decisions about the compensation process, the Committee also takes into account the views of our Chief Executive Officer, who makes initial recommendations with respect to executive officers other than himself. Other employees of Vistaprint also participate in the preparation of materials presented to or requested by the Compensation Committee for use and consideration at Compensation Committee meetings.

Share Ownership Guidelines

In May 2011, we instituted share ownership guidelines for all of our executive officers and members of our Supervisory Board. The guidelines require our executive officers and supervisory directors to hold Vistaprint equity, including ordinary shares they hold directly or indirectly, unvested restricted share units and vested, unexercised, in-the-money share options, with a value, based on the two-year trailing average of the closing prices of Vistaprint’s ordinary shares on NASDAQ, equal to or greater than a multiple of the executive officer’s annual base salary or the supervisory director’s annual retainer, as follows:

•	Chief Executive Officer: 5 times annual base salary

•	Other executive officers: 3 times annual base salary

•	Supervisory directors: 5 times Supervisory Board annual cash retainer

Each executive officer and supervisory director has until June 30, 2015 to comply with the share ownership guidelines, other than Paolo De Cesare and Eric Olsen who have until March 25, 2017, which is four years from their election as supervisory directors. As of June 30, 2014, all executive officers and supervisory directors had met or exceeded their ownership guideline requirement.

Section 162(m)

The United States Internal Revenue Service, pursuant to Section 162(m) of the US Tax Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other named executive officer (other than the Chief Financial Officer) whose compensation is required to be reported to our shareholders pursuant to SEC rules by reason of being among our three most highly paid executive officers. This deduction limitation can apply to compensation paid by U.S. subsidiaries of Vistaprint. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met.

The Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the Section 162(m) limitation when it believes that such payments are appropriate and in the best interests of Vistaprint and its shareholders, after taking into account business conditions or the officer’s performance. Although the Compensation Committee considers the impact of Section 162(m) when administering Vistaprint’s compensation plans, it does not make decisions regarding executive compensation based solely on the expected tax treatment of such compensation. As a result, the Compensation Committee has deemed it appropriate at times to forego qualified performance-based compensation under Section 162(m) in favor of awards that may not be fully tax-deductible by Vistaprint’s subsidiaries.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Supervisory Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the
Supervisory Board
George M. Overholser, Chair
Peter Gyenes
Eric C. Olsen
Mark T. Thomas

SUMMARY COMPENSATION TABLES

Summary Compensation Table

The following table summarizes the compensation earned in each of the last three fiscal years or each fiscal year when each individual was serving as an executive officer, whichever is shorter, by:

(i) our principal executive officer;

(ii) our principal financial officer; and

(iii) our other three highest paid executive officers for our fiscal year ended June 30, 2014.

Throughout this proxy statement, we refer to the individuals listed in (i) through (iii) above as our named executive officers.

Name and Principal Position	Year	Salary ($)	Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Robert S. Keane(3)	2014	581,430	—	—	1,161,505	3,109(5)	1,746,044
President and Chief	2013	559,907	—	3,450,821(4)	1,127,579	3,192	5,141,499
Executive Officer	2012	509,540	—	17,624,626(4)	906,625	2,548	19,043,339

Katryn S. Blake	2014	364,231	937,986	—	428,814	546,535(6)	2,277,566
President, Vistaprint	2013	344,712	1,004,972	—	425,415	510,294	2,285,393
Business Unit	2012	330,077	1,172,470	2,680,193(4)	371,250	10,943	4,564,933

Donald R. Nelson	2014	339,808	699,981	—	295,915	7,800(7)	1,343,504
President, Orion Software and	2013	329,808	649,963	—	309,630	7,650	1,297,051
Manufacturing Platform	2012	320,000	749,966	3,480,783(4)	261,000	11,925	4,823,674

Ernst J. Teunissen(3)	2014	360,706	699,981	—	453,788	40,804(8)	1,555,279
Executive Vice President	2013	320,023	749,996	—	441,530	39,532	1,551,081
and Chief Financial Officer	2012	306,309	874,979	4,060,892(4)	363,393	37,449	5,643,022

Hauke K.U. Hansen(3)(9)	2014	373,766	374,963	—	153,573	905,656(10)	1,807,958
former Senior Vice President and Chief Manufacturing Officer	2013	347,583	824,958	580,118(4)	152,917	74,002	1,979,578
_____________

(1)
The amounts reported in these columns represent a dollar amount equal to the grant date fair value of the share awards as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

(2)
The amounts reported in this column represent the aggregate amounts earned for each such fiscal year under each named executive officer’s annual cash incentive award for that fiscal year and the component of each officer’s long-term cash incentive awards that is attributable to that fiscal year. You can find more information about the amounts paid for fiscal 2014 to each executive officer under his or her annual and long-term cash incentive awards in the Compensation Discussion and Analysis section of this proxy statement.

(3)
We paid the amounts under “Salary,” “Non-Equity Incentive Plan Compensation,” and “All Other Compensation” to Messrs. Keane and Teunissen in whole or in part in Euros and to Dr. Hansen in whole or in part in Swiss Francs. For purposes of this table, we converted these amounts from Euros to U.S. dollars at a currency exchange rate of 1.36012 and from Swiss Francs to U.S. dollars at a currency exchange rate of 1.11651, in each case based on the 30-day average currency exchange rate for June 1-30, 2014, which was the end of our most recent fiscal year.

(4)
The value of these share options granted to Ms. Blake and Messrs. Hansen, Nelson, and Teunissen represents the total approximate value of all traditional share options that Vistaprint would have granted to these executives over a four-year period, and the aggregate value of Mr. Keane’s share options, which was intended to equal approximately $21,580,700, represents the total approximate value of all long-term incentive awards of any kind that Vistaprint would have granted to Mr. Keane over a four-year period. Due to a limitation in our 2011 Equity Incentive Plan that prohibits us from granting awards for more than 1,000,000 shares in any fiscal year to any participant, we divided Mr. Keane’s share option into two parts that were granted separately in each of our fiscal years 2012 and 2013 for purposes of complying with the limitation set forth in the plan: The $17,624,626 amount that appears in Mr. Keane’s fiscal 2012 row of this table represents the first portion of the share option, which was granted on May 4, 2012, and the $3,450,821 amount that appears in Mr. Keane’s fiscal 2013 row of this table represents the balance of the share option that was granted on August 1, 2012. The fiscal 2012 and 2013 dollar amounts do not add up to exactly $21,580,700 because the value of the options was determined as of May 4, 2012, but, as required by SEC rules, the value of the fiscal 2013 portion of the option set forth in the table above is as of August 1, 2012, the grant date of the second portion. Our Supervisory Board has passed resolutions that, until fiscal 2016 at the earliest, Vistaprint shall not grant any additional long-term incentive award in any form (including equity or long-term cash awards) to Mr. Keane or any additional share options to Ms. Blake or Messrs. Nelson or Teunissen.

(5)	This amount represents tax gross-up payments relating to the reimbursement of business travel expenses.

(6)
$225,492 of this amount represents reimbursements and payments for foreign allowances, children’s tuition and care, home leave, property maintenance, transportation, and cash payout of accrued paid time off in connection with Ms. Blake’s expatriate assignment to our Paris office; $313,566 of this amount represents tax payments and tax gross-up amounts relating to the expatriate payments; and $7,477 of this amount represents our matching contributions under Vistaprint USA’s 401(k) deferred savings plan.

(7)	This amount represents our matching contributions under Vistaprint USA’s 401(k) deferred savings retirement plan.

(8)	This amount represents payments of school tuition for Mr. Teunissen’s children.

(9)	Dr. Hansen was appointed an executive officer in August 2012, and his employment was terminated on June 30, 2014.

(10)
$762,753 of this amount represents severance payments in connection with the termination of Dr. Hansen's employment, $119,344 of this amount represents contributions made to our Swiss pension plan for Dr. Hansen, $20,879 of this amount represents car allowance payments, and $2,680 of this amount represents a health allowance.

Grants of Plan-Based Awards in the Fiscal Year Ended June 30, 2014

The following table contains information about plan-based awards granted to each of our named executive officers during the fiscal year ended June 30, 2014.

					All Other Share Awards: Number of Shares or Share Units	Grant Date Fair Value of Share Awards
		Estimated Possible Payouts
		Under Non-Equity Incentive Plan Awards
		Threshold	Target	Maximum
Name	Grant Date	($)(1)	($)(2)	($)(3)	(4)(#)	($)(5)
Robert S. Keane	9/27/2013(6)	—	1,028,251	2,056,502	—	—

Katryn S. Blake	9/27/2013	—	335,000	670,000	—	—
	5/14/2014				23,532	937,986

Donald R. Nelson	9/27/2013	—	220,000	440,000	—	—
	5/14/2014				17,561	699,981

Ernst J. Teunissen	9/27/2013(6)	—	360,432	720,864	—	—
	5/14/2014				17,561	699,981

Hauke K.U. Hansen (7)	9/27/2013(6)	—	111,651	223,302	—	—
	5/14/2014				9,407	374,963
_____________

(1)
The amounts reported in this column represent the amounts that would have been payable under our named executive officers’ annual cash incentive awards if we did not meet our minimum constant currency revenue and EPS targets.

(2)
These amounts represent target annual cash incentives for our fiscal year ended June 30, 2014, which were based 70% on our achievement of constant currency revenue targets and 30% on our achievement of EPS targets for fiscal 2014. These amounts represent payments that our named executive officers are eligible to receive under their fiscal 2014 annual cash incentive awards for 100% achievement of our targets for fiscal 2014. You can find more information on the amounts actually paid to our executive officers under their fiscal 2014 annual cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(3)
These amounts represent the maximum amounts that would have been payable under our named executive officers’ annual cash incentive awards for our fiscal year ended June 30, 2014. The payout under our annual cash incentives is capped at 200% of each executive officer’s target amount. In fact, based on our achievement of our targets for fiscal 2014, our executive officers received payments that were less than these amounts. You can find more information on the amounts actually paid to our executive officers under their fiscal 2014 annual cash incentive awards above in the Compensation Discussion and Analysis section of this proxy statement.

(4)
The amounts reported in this column represent restricted share units granted under our 2011 Equity Incentive Plan that vest over a period of four years: 25% one year after they are granted and 6.25% per quarter thereafter. As the restricted share units vest, we automatically issue the vested shares to the employee; the employee does not need to exercise them or pay any amount to us for the purchase of the shares.

(5)
The amounts reported in this column represent the grant date fair value for each executive officer’s share-based awards computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014.

(6)
The estimated amounts in this row would be payable to Messrs. Keane and Teunissen in Euros and to Dr. Hansen in Swiss Francs. For purposes of this table, we converted these estimated incentive payments from Euros to U.S. dollars at a currency exchange rate of 1.36012 and from Swiss Francs to U.S. dollars at a currency exchange rate of 1.11651, in each case based on the 30-day average currency exchange rate for June 1-30, 2014, which was the end of our most recent fiscal year.

(7)	Dr. Hansen is no longer an executive officer effective in June 2014.

Outstanding Equity Awards at June 30, 2014

The following table contains information about unexercised share options and unvested restricted share units as of June 30, 2014 for each of our named executive officers.

	Option Awards				Share Awards
					Number	Market
					of Shares	Value of
	Number of				or Share	Shares or
	Securities				Units	Share
	Underlying		Option		That	Units That
	Unexercised		Exercise	Option	Have Not	Have Not
	Options		Price	Expiration	Vested	Vested
Name	(#) Exercisable	(#) Unexercisable	(1)($)	Date	(2)(#)	(3)($)
Robert S. Keane(4)	700,000	—	12.33	5/31/2015
	130,050	—	23.31	8/4/2016
	143,618	—	37.51	5/15/2017
	333,318	—	34.87	5/2/2018
	146,028	—	34.25	5/7/2019
	96,800	—	47.91	5/6/2020
	78,930	26,310	54.02	5/5/2021
	—	1,224,462(5)	50.00(6)	5/4/2020(6)
					10,552	426,934

Katryn S. Blake	6,259	—	23.31	8/4/2016
	17,478	—	33.47	8/6/2017
	20,348	2,907	41.02	11/22/2020
	6,231	2,077	54.02	5/5/2021
	27,891	120,864	50.00(6)	5/4/2020(6)
					62,742	2,538,541

Donald R. Nelson	10,000	—	22.12	7/31/2016
	19,333	—	33.47	8/6/2017
	4,984	1,662	54.02	5/5/2021
	36,223	156,966	50.00(6)	5/4/2020(6)
					42,795	1,731,486

Ernst J. Teunissen	15,830	3,654	48.89	3/1/2021
	6,231	2,077	54.02	5/5/2021
	42,261	183,125	50.00(6)	5/4/2020(6)
					48,484	1,961,663

Hauke K.U. Hansen (7)	6,594	—	50.00(6)	8/15/2020(6)	—	—

_____________

(1)
Except as set forth in footnote 6 below, each share option has an exercise price equal to the fair market value of our ordinary shares on the date of grant and becomes exercisable, so long as the named executive officer continues to be employed with us, as to 25% of the shares subject to the option after one year and 6.25% per quarter thereafter. Except as set forth in footnote 6, each share option expires 10 years after the date on which it was granted.

(2)
So long as the named executive officer continues to be employed with us, each restricted share unit vests, and the vested shares are issued to the named executive officer, over a period of four years: 25% of the shares subject to the unit after one year and 6.25% per quarter thereafter.

(3)
The market value of the restricted share units is determined by multiplying the number of restricted share units by $40.46 per share, which was the closing price of our ordinary shares on NASDAQ on June 30, 2014, the last trading day of our fiscal year 2014.

(4)	All of Mr. Keane’s awards are held by his Trusts.

(5)
Mr. Keane may not exercise his premium-priced options unless our share price on NASDAQ is at least $75.00 on the exercise date. Because the closing price of our ordinary shares on NASDAQ on June 30, 2014, the last trading day of our fiscal year 2014, was $40.46, these options were not exercisable on that date.

(6)
These awards are premium-priced share options with an exercise price that is significantly higher than the closing price of Vistaprint’s ordinary shares on NASDAQ on the grant dates. The Compensation Committee chose this exercise price in part because it is higher than the highest of the three-, six-, and twelve-month trailing averages of Vistaprint’s share price on NASDAQ as of the July 28, 2011 public announcement of our growth strategy. The premium-priced share options vest over seven years and have an eight-year term.

(7)	Dr. Hansen is no longer an executive officer effective in June 2014.

Option Exercises and Shares Vested in the Fiscal Year Ended June 30, 2014

The following table contains information about option exercises and vesting of restricted share units on an aggregated basis during fiscal 2014 for each of our named executive officers.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)($)
Robert S. Keane	150,000	7,911,000	20,308	1,016,147
Katryn S. Blake	—	—	25,863	1,250,775
Donald R. Nelson	—	—	17,547	858,444
Ernst J. Teunissen	—	—	20,203	972,179
Hauke K.U. Hansen (3)	—	—	18,675	865,553
_____________

(1)
Represents the net amount realized from all option exercises during fiscal 2014. In cases involving an exercise and immediate sale, the value was calculated on the basis of the actual sale price. In cases involving an exercise without immediate sale, the value was calculated on the basis of our closing sale price of our ordinary shares on NASDAQ on the date of exercise.

(2)	The value realized on vesting of restricted share units is determined by multiplying the number of shares that vested by the closing sale price of our ordinary shares on NASDAQ on the vesting date.

(3)	Dr. Hansen is no longer an executive officer effective in June 2014.

COMPENSATION OF SUPERVISORY BOARD MEMBERS

The following contains information with respect to the compensation earned by our supervisory directors in the fiscal year ended June 30, 2014:

Name	Fees Earned or Paid in Cash ($)	Share Awards (1)($)	Option Awards (1)($)	Total ($)
Paolo De Cesare	56,000	109,999	49,976	215,975
John J. Gavin, Jr.	71,000	109,999	49,976	230,975
Peter Gyenes	66,000	109,999	49,976	225,975
Eric C. Olsen	56,000	109,999	49,976	215,975
George M. Overholser	72,495	109,999	49,976	232,470
Richard T. Riley	81,000	109,999	49,976	240,975
Mark T. Thomas	72,495	109,999	49,976	232,470
Louis R. Page(2)	26,250	—	—	26,250
_____________

(1)
The value of the share awards equals their grant date fair value as computed in accordance with FASB ASC Topic 718. You can find the assumptions we used in the calculations for these amounts in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014. All share options referenced in this table were granted with an exercise price equal to the closing price of our ordinary shares on NASDAQ on the date of grant.

(2)	Mr. Page resigned as a director in November 2013.

Outstanding Equity Awards Held by Supervisory Directors at June 30, 2014

The following table contains information about unexercised share options and unvested restricted share units as of June 30, 2014 for each of our supervisory directors.

	Option Awards				Share Awards
					Number	Market
					of Shares	Value of
	Number of				or Share	Shares or
	Securities				Units	Share
	Underlying		Option		That	Units That
	Unexercised		Exercise	Option	Have Not	Have Not
	Options		Price	Expiration	Vested	Vested
Name	(#) Exercisable	(#) Unexercisable	(1)($)	Date	(2)(#)	(3)($)
Paolo De Cesare	2,334	4,670	40.80	4/30/2023
	296	1,480	54.08	11/7/2023
					3,566	144,280

John J. Gavin, Jr.	12,018	—	24.32	8/21/2016
	2,925	—	33.24	11/14/2016
	2,269	—	46.18	11/2/2017
	9,548	—	15.94	11/7/2018
	1,919	—	54.46	11/17/2019
	2,443	—	40.99	11/12/2020
	2,241	449	35.77	11/3/2021
	1,587	1,588	30.30	11/8/2022
	296	1,480	54.08	11/7/2023
					3,852	155,852

Peter Gyenes	17,389	—	24.33	2/5/2019
	1,919	—	54.46	11/17/2019
	2,443	—	40.99	11/12/2020
	2,241	449	35.77	11/3/2021
	1,587	1,588	30.30	11/8/2022
	296	1,480	54.08	11/7/2023
					3,852	155,852

Eric C. Olsen	2,334	4,670	40.80	4/30/2023
	296	1,480	54.08	11/7/2023
					3,566	144,280

George M. Overholser	1,462	—	33.24	11/14/2016
	1,324	—	46.18	11/2/2017
	3,183	—	15.94	11/7/2018
	1,759	—	54.46	11/17/2019
	2,443	—	40.99	11/12/2020
	2,241	449	35.77	11/3/2021
	1,587	1,588	30.30	11/8/2022
	296	1,480	54.08	11/7/2023
					3,852	155,852

Richard T. Riley	10,000	—	4.11	2/1/2015
	2,925	—	33.24	11/14/2016
	2,269	—	46.18	11/2/2017
	9,548	—	15.94	11/7/2018
	1,919	—	54.46	11/17/2019
	2,443	—	40.99	11/12/2020
	2,241	449	35.77	11/3/2021
	1,587	1,588	30.30	11/8/2022
	296	1,480	54.08	11/7/2023
					3,852	155,852

Mark T. Thomas	5,758	—	54.46	11/17/2019
	2,443	—	40.99	11/12/2020
	2,241	449	35.77	11/3/2021
	1,587	1,588	30.30	11/8/2022
	296	1,480	54.08	11/7/2023
					3,852	155,852
_____________

(1)
Each share option has an exercise price equal to the fair market value of our ordinary shares on the date of grant and becomes exercisable at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the supervisory director continues to serve as a supervisory director on each such vesting date. Each share option expires 10 years after the date on which it was granted.

(2)
Upon the vesting of each restricted share unit, shares are issued to the supervisory director on a one-to-one basis. Restricted share units issued to supervisory directors before July 1, 2013 vest as to 8.33% of the shares subject to the unit per quarter over a period of three years, so long as the supervisory director continues to serve as a supervisory director on each such vesting date. Restricted share units issued to supervisory directors after July 1, 2013 vest as to 12.5% of the shares subject to the unit per quarter over a period of two years, so long as the supervisory director continues to serve as a supervisory director on each such vesting date.

(3)
The market value of the restricted share units is determined by multiplying the number of restricted share units by $40.46 per share, which was the closing price of our ordinary shares on NASDAQ on June 30, 2014, the last trading day of our fiscal year 2014.

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on our Supervisory Board. When considering our supervisory directors’ compensation, our Compensation Committee considers the significant amount of time that supervisory directors expend in fulfilling their duties to Vistaprint, the skill level that we require of members of our Supervisory Board, and competitive compensation data from our peer group.

Fees

We pay our supervisory directors the following fees for their service on our Supervisory Board:

All supervisory directors	●	$34,000 retainer per fiscal year
	●	$10,000 retainer per fiscal year for each committee of the Supervisory Board on which the director serves
	●	$3,000 for each regularly scheduled Supervisory Board meeting that the director physically attends

Chairman of the Supervisory Board	$15,000 retainer per fiscal year
Chairman of our Audit Committee	$15,000 retainer per fiscal year

Chairmen of our Compensation Committee and Nominating and Corporate Governance Committee	$10,000 retainer per fiscal year

We also reimburse our supervisory directors for reasonable travel and other expenses incurred in connection with attending meetings of our Supervisory Board and its committees, and we pay for their tax preparation fees and filings for their Dutch income tax returns.

Equity Grants

Share Options. Upon his or her initial appointment to the Supervisory Board, each supervisory director receives a share option to purchase a number of ordinary shares having a fair value equal to $150,000, up to a maximum of 50,000 shares. On the date of each annual general meeting, each incumbent supervisory director receives a share option to purchase a number of ordinary shares having a fair value equal to $50,000, up to a maximum of 12,500 shares. We grant options to our supervisory directors under our 2005 Non-Employee Directors’ Share Option Plan, as amended, with an exercise price equal to the fair market value of our ordinary shares on the date of grant. The supervisory directors’ options vest at a rate of 8.33% per quarter over a period of three years from the date of grant, so long as the supervisory director continues to serve as a director on each such vesting date, and expire upon the earlier of ten years from the date of grant or three months after the supervisory director ceases to serve as a director.

Restricted Share Units. On the date of each annual general meeting, in addition to the share option described above, each incumbent supervisory director receives restricted share units having a fair value equal to $110,000 granted under our 2011 Equity Incentive Plan. Restricted share units granted to our supervisory directors after July 1, 2013 vest at a rate of 12.5% per quarter over a period of two years from the date of grant, so long as the supervisory director continues to serve as a director on each such vesting date.

For the purposes of determining the number of share options and restricted share units to be granted, we use the fair value of each share option and restricted share unit using a generally accepted equity pricing valuation methodology, such as the Black-Scholes model or binomial method for share options, with such modifications as it may deem appropriate to reflect the fair market value of the equity awards. In fiscal 2014, we used the Black-Scholes model to determine fair market value of share options.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, Messrs. Gyenes, Olsen, Overholser, Thomas, and Page served at various times as members of our Compensation Committee. During fiscal 2014, no member of our Compensation Committee was an officer or employee of Vistaprint or of our subsidiaries or had any relationship with us requiring disclosure under SEC rules.

During fiscal 2014, none of our executive officers served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had one or more executive officers serving as a member of our Supervisory Board or Compensation Committee.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2014 about the securities issued or authorized for future issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)
Equity compensation plans approved by shareholders(1)	3,959,353	$38.43	2,752,919(2)
Equity compensation plans not approved by shareholders	—	—	—
Total	3,959,353	$38.43	2,752,919(2)
_____________

(1)
Consists of our Amended and Restated 2000-2002 Share Incentive Plan, Amended and Restated 2005 Equity Incentive Plan, 2005 Non-Employee Directors’ Share Option Plan, and 2011 Equity Incentive Plan. This column does not include an aggregate of 837,131 shares underlying restricted share units that were unvested as of June 30, 2014.

(2)
Includes 2,679,921 shares available for future awards under our 2011 Equity Incentive Plan and 72,998 shares available for future awards under our 2005 Non-Employee Directors’ Share Option Plan, as amended. No shares are available for future award under our Amended and Restated 2005 Equity Incentive Plan or Amended and Restated 2000-2002 Share Incentive Plan.

VISTAPRINT N.V.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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MR A SAMPLE
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual General Meeting Proxy Card

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A Proposals — The Supervisory Board and Management Board recommend that you vote FOR proposals 1-9.

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Proposal	For	Withhold
1. To vote FOR or WITHHOLD vote for Richard T. Riley to serve on our Supervisory Board for a term of four years ending on the date of our annual general meeting of shareholders in 2018.	☐	☐
2. To vote FOR or WITHHOLD vote for Wilhelm G. A. Jacobs to serve on our Management Board for a term of four years ending on the date of our annual general meeting of shareholders in 2018.	☐	☐

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Proxy — VISTAPRINT N.V.

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT BOARD

2014 ANNUAL GENERAL MEETING OF SHAREHOLDERS – NOVEMBER 12, 2014

The undersigned, revoking all prior proxies, hereby appoints Robert Keane, Lawrence Gold and Kathryn Leach and each of them with full power of substitution, as proxies to represent and vote as designated hereon, all ordinary shares of Vistaprint N.V. (the "Company") that the undersigned would be entitled to vote if personally present at the Annual General Meeting of Shareholders of the Company on Wednesday, November 12, 2014, at the offices of the Company, Hudsonweg 8, 5928 LW Venlo, the Netherlands commencing at 7:00 p.m. Central European Time and any adjournments thereof.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

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